                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              Unicom Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     4) Proposed maximum aggregate value of transaction:
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     5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
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     4) Date Filed:
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
                                          UNICOM CORPORATION
                                          ONE FIRST NATIONAL PLAZA
                                          P.O. BOX A-3005
                                          CHICAGO, ILLINOIS 60690-3005

[UNICOM LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 22, 1996

    The regular annual meeting of shareholders of Unicom Corporation ("Unicom") will be held in the Grand Ballroom of the Chicago Hilton and Towers, 720 South Michigan Avenue, Chicago, Illinois, on Wednesday, May 22, 1996, at 10:30 A.M., Chicago time, for the following purposes, which are described in the accompanying Proxy Statement, and to transact such other business as may properly be brought before the meeting:

    Item A:  To elect a Board of twelve Directors.

    Item B: To consider and act upon approval of the Unicom Corporation 1996 Directors' Fee Plan.

    Item C: To consider and act upon approval of the appointment by the Unicom Board of Directors of Arthur Andersen LLP, independent public accountants, as Auditors for 1996.

    Shareholders of record on the books of Unicom at 4:00 P.M., Chicago time, on March 25, 1996, will be entitled to vote at the meeting.

    PLEASE FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

    IN THE ABSENCE OF SPECIFIC DIRECTION, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED AT THE MEETING AND WILL BE VOTED NON-CUMULATIVELY FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS, FOR APPROVAL OF THE UNICOM CORPORATION 1996 DIRECTORS' FEE PLAN AND FOR APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS.

                                          DAVID A. SCHOLZ
                                          SECRETARY

April 8, 1996

[UNICOM LOGO]

                                PROXY STATEMENT
                                                                   April 8, 1996

    This Proxy Statement is furnished in connection with the solicitation by the Unicom Board of Directors of proxies for use at Unicom's regular annual meeting of shareholders to be held on May 22, 1996.

    Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to David
A. Scholz, Secretary, Unicom Corporation, 10 South Dearborn Street, Post Office Box A-3005, Chicago, IL 60690-3005, by execution of a subsequent proxy or by attendance at the annual meeting and voting in person. Attendance at the meeting will not automatically revoke the proxy. All shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the annual meeting will be voted at the meeting or at any adjournment thereof. A ticket is not required for attendance at the annual meeting; however, confirmation of stock ownership will be made prior to admission to the meeting.

    The cost of soliciting proxies will be borne by Unicom. In addition to solicitation by mail, officers and employees of Unicom may solicit proxies by telephone or in person. Unicom has arranged for Morrow & Co. Inc. to assist in the solicitation of proxies, at an estimated cost (excluding reimbursement of out of pocket costs) of $12,000.

    Unicom's 1995 Summary Annual Report was mailed to each shareholder on or about February 15, 1996. The audited financial statements of Unicom, along with certain other financial information, are included in Appendix B to this Proxy Statement. This Proxy Statement and form of Proxy were first mailed to shareholders on or about April 8, 1996.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES NAMED IN ITEM A, A VOTE FOR APPROVAL OF THE UNICOM CORPORATION 1996 DIRECTORS' FEE PLAN AS DISCUSSED IN ITEM B AND A VOTE FOR APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS AS DISCUSSED IN ITEM C.

                         ITEM A. ELECTION OF DIRECTORS

NOMINEES

    Twelve Directors are to be elected at the annual meeting to serve terms of one year and until their respective successors have been elected. The nominees for Director, all of whom are now serving as Directors of Unicom and Commonwealth Edison Company ("ComEd"), are listed below together with certain biographical information. Except as otherwise indicated, each nominee for Director has been engaged in his or her present principal occupation for at least the past five years. Unicom was formed in 1994.

                   JEAN ALLARD, age 71. Director of Unicom since 1994 and ComEd since 1975.
                   Of  Counsel to the law firm  of Sonnenschein Nath & Rosenthal. President
  [PHOTO1]         of the Metropolitan Planning Council (a non-profit agency) from  October
                   1991  to March  1996. Partner,  Sonnenschein Nath  & Rosenthal  prior to
                   October  1991.  Chair  of  Audit  Committee  and  member  of   Corporate
                   Governance and Compensation, and Finance Committees. Other directorship:
                   Castlerock Group, Inc.

                   EDWARD  A. BRENNAN,  age 62.  Director of  Unicom and  ComEd since 1995.
                   Retired.  Chairman  and   CEO  of   Sears,  Roebuck   and  Co.   (retail
  [PHOTO2]         merchandiser)  for more than five years  prior to August 1995. Member of
                   Corporate Governance  and Compensation  Committee. Other  directorships:
                   The  Allstate Corporation, Dean Witter,  Discover & Co., AMR Corporation
                   and Minnesota Mining and Manufacturing Company.

                   JAMES W. COMPTON, age 58. Director of Unicom since 1994 and ComEd  since
                   1989.  President and Chief Executive Officer of the Chicago Urban League
  [PHOTO3]         (a non-profit  agency).  Chairman of  Finance  Committee and  member  of
                   Corporate   Governance  and   Compensation,  Executive   and  Nominating
                   Committees.

                   SUE L. GIN, age 54. Director of Unicom since 1994 and ComEd since  1993.
                   Founder,  Owner,  Chairman and  Chief Executive  Officer of  Flying Food
  [PHOTO4]         Fare, Inc.  (in-flight catering  company).  Member of  Audit,  Corporate
                   Governance and Compensation, Executive and Finance Committees.

                   DONALD  P. JACOBS, age 68. Director of Unicom since 1994 and ComEd since
                   1979.  Dean  of  the  J.  L.  Kellogg  Graduate  School  of  Management,
  [PHOTO5]         Northwestern    University.   Member   of   Corporate   Governance   and
                   Compensation, Finance  and Nominating  Committees. Other  directorships:
                   The  First National  Bank of  Chicago, Hartmarx  Corp., Security Capital
                   Industrial Trust, Unocal Corp. and Whitman Corp.

                   EDGAR D. JANNOTTA,  age 64.  Director of  Unicom and  ComEd since  1994.
                   Senior  Principal of William Blair & Company, L.L.C. (investment banking
  [PHOTO6]         and brokerage  company) since  January 1996.  For more  than five  years prior  thereto, Managing Partner  of William Blair  & Company and Senior
                   Partner during  1995. Chairman  of Nominating  Committee and  member  of
                   Audit,  Corporate Governance  and Compensation,  and Finance Committees.
                   Other directorships: AAR Corp.,  AON Corporation, Bandag,  Incorporated,
                   Molex  Incorporated,  Oil-Dri  Corporation of  America  and Safety-Kleen
                   Corp.

                   GEORGE E. JOHNSON, age 68. Director of Unicom since 1994 and ComEd since
                   1971. Founder  and  retired  Chairman, Johnson  Products  Company,  Inc.
  [PHOTO7]         (personal  care products company).  Chairman of Indecorp,  Inc. for more than five years prior to  December 1995. Member of Corporate  Governance
                   and   Compensation,   Executive   and   Nominating   Committees.   Other
                   directorship: Burrell Communications Group.

                   EDWARD A. MASON, age 71. Director  of Unicom since 1994 and ComEd  since
                   1980.  Retired. Vice President, Research,  of Amoco Corporation (oil and
  [PHOTO8]         chemicals company) prior  to July  1989. Member of  Audit and  Corporate
                   Governance  and Compensation  Committees. Other  directorship: Symbollon
                   Corporation.

                   LEO F. MULLIN,  age 53. Director  of Unicom and  ComEd since 1995.  Vice
                   Chairman  of Unicom and  ComEd since December  1995. President and Chief
  [PHOTO9]         Operating Officer of  First Chicago  Corporation from  November 1993  to
                   July  1995. Chairman, President and  Chief Executive Officer of American
                   National Bank and Trust Company of  Chicago from April 1991 to  November
                   1993.  Executive Vice  President of  First Chicago  Corporation prior to
                   April 1991. Member of  Executive Committee. Other directorship:  Pittway
                   Corporation.

                   JAMES J. O'CONNOR, age 59. Director of Unicom since 1994 and ComEd since
                   1978.  Chairman of  Unicom and  ComEd. Chairman  of Executive Committee.
 [PHOTO10]         Other   directorships:   Corning   Incorporated,   First   Chicago   NBD
                   Corporation,  The First  National Bank of  Chicago, Scotsman Industries,
                   Inc., Tribune Company and UAL Corporation.

                   FRANK A. OLSON, age  63. Director of Unicom  since 1994 and ComEd  since
                   1992.  Chairman  and Chief  Executive Officer  of The  Hertz Corporation
 [PHOTO11]         (rental car company). Chairman of Corporate Governance and  Compensation
                   Committee   and  member  of  Audit   and  Nominating  Committees.  Other
                   directorships: Becton,  Dickinson  and Company,  Cooper  Industries  and
                   Foundation Health Corp.

                   SAMUEL K. SKINNER, age 57. Director of Unicom since 1994 and ComEd since
                   1993.  President  of  Unicom  and  ComEd  since  February  1993. General
 [PHOTO12]         Chairman of  the  Republican  National Committee  from  August  1992  to
                   January  1993. Chief of Staff to the President of the United States from
                   December 1991 to August 1992. Secretary of the United States  Department
                   of  Transportation  from  February  1989  to  December  1991.  Member of
                   Executive Committee. Other directorships: ANTEC Corporation, The  Broken
                   Hill Proprietary Company Limited and LTV Corporation.

ADDITIONAL INFORMATION CONCERNING BOARD OF DIRECTORS

    COMPENSATION OF DIRECTORS--Directors who are not employees of Unicom or any of its subsidiaries receive an annual retainer of $20,000, a fee of $1,000 for each Board and Committee meeting attended and an additional annual retainer of $2,500 for chairing a Committee of the Board. Following each annual meeting of shareholders, non-employee Directors receive a grant of 300 shares of Unicom Common Stock under a plan to increase the proprietary interest of non-employee Directors. In the event that Directors also serve as directors of ComEd, or as chairs of corresponding committees of ComEd, the aggregate retainers paid to such Directors in respect of such service to Unicom and ComEd do not exceed the foregoing amounts. Subject to approval by the shareholders, the Board has also adopted the Unicom Corporation 1996 Directors' Fee Plan (described in Item B) which will result in non-employee Directors receiving all Unicom retainer fees and an elective maximum of up to one hundred percent (100%) of their other fees in Unicom Common Stock. Directors who are full-time employees of Unicom or any of its subsidiaries receive no fees for service on the Board of Directors. Directors' fees may be deferred. Directors who have never been an officer or an employee of Unicom or any of its subsidiaries, and who have attained at least age 65 and completed the required period of Board service (3 to 5 years as applicable, including service as a director of ComEd), are eligible for retirement benefits upon retirement. Such benefits are paid to the retired Director or a surviving spouse for a period equal to such Director's years of service (including service as a director of ComEd) in an amount per year equal to the annual retainer for Board members as in effect at the time of payment.

    AUDIT COMMITTEE--The Audit Committee consists of five Directors who are not employees of Unicom or any of its subsidiaries. Members serve three-year staggered terms. It is the responsibility of the Audit Committee to review, with Unicom's independent Auditors, Unicom's financial statements and the scope and results of such Auditors' examinations, to monitor the internal accounting controls and practices of Unicom, to review the Summary Annual Report to shareholders and the financial statements set forth in Appendix B, and to recommend the appointment, subject to shareholder approval, of independent Auditors. The Committee met two times during 1995. Members of the Committee are Jean Allard (Chair), Sue L. Gin, Edgar D. Jannotta, Edward A. Mason and Frank A. Olson.

    CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE--The Corporate Governance and Compensation Committee consists of all Directors who are not and have never been employees of Unicom or any of its subsidiaries. Members serve one-year terms. The Committee reviews management and executive compensation programs and corporate governance matters and administers awards under Unicom's Deferred Compensation Unit Plan and Long-Term Incentive Plan. The Committee met three times during 1995. Members of the Committee are Frank A. Olson (Chairman), Jean Allard, Edward A. Brennan, James W. Compton, Sue L. Gin, Donald P. Jacobs, Edgar
D. Jannotta, George E. Johnson and Edward A. Mason.

    EXECUTIVE COMMITTEE--The Executive Committee consists of six Directors. Members serve one-year terms. The remaining Directors constitute alternates to serve temporarily, in rotation, in place of any member unable to serve. The Committee has and may exercise all the authority of the Board of Directors when the Board is not in session, subject to limitations set forth in the By-Laws. The Committee did not meet during 1995. Members of the Committee are James J. O'Connor (Chairman), James W. Compton, Sue L. Gin, George E. Johnson, Leo F. Mullin and Samuel K. Skinner.

    FINANCE COMMITTEE--The Finance Committee consists of five Directors. Members serve one-year terms. The Committee reviews the scope and results of Unicom's and its subsidiaries' financing program. The Committee met two times during 1995. Members of the Committee are James W. Compton (Chairman), Jean Allard, Sue
L. Gin, Donald P. Jacobs and Edgar D. Jannotta.

    NOMINATING COMMITTEE--The Nominating Committee consists of five Directors who are not employees of Unicom or its subsidiaries. Members serve one-year terms. The Committee reviews the qualifications of potential candidates and proposes nominees for Director to the Board. The Committee will consider nominees recommended by shareholders if such recommendations are submitted in writing, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and evidence of the consent of the proposed nominee. The recommendations should be addressed to the Nominating Committee, in care of the Secretary of Unicom. Nominations also may be presented by shareholders at the annual meeting of shareholders. The Committee met one time during 1995. Members of the Committee are Edgar D. Jannotta (Chairman), James W. Compton, Donald P. Jacobs, George E. Johnson and Frank A. Olson.

    ATTENDANCE AT MEETINGS--During 1995, there were eight meetings of Unicom's Board of Directors. The attendance of all incumbent Directors, expressed as a percent of the aggregate total of Board and Board Committee meetings in 1995, was 98%. Each incumbent Director attended at least 92% of the meetings of Unicom's Board and Board Committees of which the Director was a member.

    During 1995, there were nine meetings of ComEd's Board of Directors. The average attendance of all incumbent Directors, expressed as a percent of the aggregate total of Board and Board Committee meetings in 1995, was 97%. Each incumbent Director attended at least 87% of the meetings of ComEd's Board and Board Committees of which the Director was a member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    As of March 1, 1996, there was no person known to Unicom to be the beneficial owner of more than five percent of Unicom Common Stock. The following table lists the beneficial ownership, as of March 1, 1996, of Unicom Common Stock by each of the Directors, each of the executive officers named in the Summary Compensation Table on page 10 and Unicom's Directors and executive officers as a group.

                                                                                            AMOUNT OF
                                                                                           BENEFICIAL
                                                                                            OWNERSHIP       PERCENT
                                                                                            OF COMMON         OF
                                         NAME                                                 STOCK          CLASS
- ---------------------------------------------------------------------------------------  ---------------  -----------
Jean Allard............................................................................       1,482            *
Edward A. Brennan......................................................................       1,307            *
James W. Compton.......................................................................       1,681            *
Sue L. Gin.............................................................................       4,542            *
Donald P. Jacobs.......................................................................       2,725            *
Edgar D. Jannotta......................................................................       1,400            *
George E. Johnson......................................................................       1,522            *
Edward A. Mason........................................................................       1,911            *
Leo F. Mullin..........................................................................      15,143            *
James J. O'Connor......................................................................      27,796(1)(2)      *
Frank A. Olson.........................................................................       1,400            *
Samuel K. Skinner......................................................................      26,017            *
Thomas J. Maiman.......................................................................       6,146(2)         *
Pamela B. Strobel......................................................................       3,445(2)         *
Michael J. Wallace.....................................................................       8,178(2)(3)      *
Directors and executive officers as a group (33 persons)...............................     177,354(2)(4)      *

- ------------------------

*   Less than one percent

(1) Includes 1,568 shares owned by family members.

(2) Does not include shares of Unicom Common Stock that would have been received by an officer under certain awards made pursuant to the Unicom Corporation Long-Term Incentive Plan but for an election by such officer to defer receipt of such shares. All such deferred shares were issued to a trust, of which The First National Bank of Chicago is Trustee. The Trustee has sole voting rights with respect to such deferred shares. Dividends paid thereon are either reinvested in Unicom Common Stock and held by such Trustee or are paid to the officer making the deferral. As of March 1, 1996, the total number of shares deferred by officers was 79,281. Deferrals by Messrs. O'Connor, Maiman, Wallace and Ms. Strobel totalled 31,243, 6,719, 3,914 and 3,297 shares, respectively.

(3) Includes 100 shares jointly owned with a family member and 377 shares held in custodial accounts for family members.

(4) Includes 1,847 shares owned by spouses; 377 shares held in custodial accounts for family members; 1,314 shares jointly owned by spouse and in-law; 1,568 shares owned by family members; and 1,753 shares jointly owned with family members. Such persons also beneficially own 49 shares of ComEd Preference Stock, representing less than one percent of such class.

    Section 16(a) of the Securities Exchange Act of 1934 requires Unicom's officers and directors and persons who own more than ten percent of a registered class of Unicom equity securities ("Reporting Person") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting Persons are required by Securities and Exchange Commission regulations to furnish Unicom with copies of all Section 16(a) reports they file.

    Based solely on its review of the copies of such forms received by it and written representations from certain Reporting Persons, Unicom believes that during fiscal 1995, its Reporting Persons complied with all filing requirements applicable to them.

      ITEM B. APPROVAL OF THE UNICOM CORPORATION 1996 DIRECTORS' FEE PLAN

    As stated above, Directors who are not employees of Unicom or any of its subsidiaries receive an annual retainer fee of $20,000, plus an award of 300 shares of Unicom Common Stock. These Directors also receive an attendance fee of $1,000 for each regular or special Board meeting, and $1,000 for each committee meeting. Committee chairs also receive an annual fee of $2,500. Inasmuch as the same persons currently serve as Directors of Unicom and ComEd, such retainer fees and meeting and Committee chair fees are paid approximately equally by Unicom and ComEd. Directors may elect to defer the receipt of all or a part of these fees. Amounts so deferred earn interest at a rate equal to the rate of interest stated in the straight debt obligation of ComEd, most recently issued with a maturity date three years or more from the date of accrual. Additionally, Unicom maintains a Directors and Officers Liability Insurance Policy covering all Directors and officers. It also reimburses all expenses incurred by Directors in connection with the conduct of the business of the Board. Non-employee Directors who meet certain age and years of service requirements are eligible for retirement benefits, as described above.

    On March 14, 1996, Unicom's Board of Directors (the "Board") adopted, subject to approval by the shareholders, the Unicom Corporation 1996 Directors' Fee Plan (the "Fee Plan") for non-employee Directors. The purpose of the Fee Plan is to solidify common interests of Directors and shareholders by paying part or all of the compensation due non-employee Directors in shares of Unicom Common Stock. The Fee Plan will result in non-employee Directors receiving all Unicom retainer fees and an elective maximum of up to one hundred percent (100%) of their other fees (including ComEd retainer fees) in Unicom Common Stock. If the Plan is approved by the shareholders, it is anticipated that the Board will eliminate the 300 share annual grant and, in lieu thereof, increase the aggregate retainer fees by $10,000 (roughly the current fair market value of 300 shares), all of which would become payable in Unicom Common Stock.

    The following is a summary of the principal features of the Fee Plan, a copy of which is set forth hereto as Appendix A.

ELIGIBILITY

    Those members of a board of directors of Unicom and ComEd, who are not employees of Unicom or its subsidiaries, are eligible to participate in the Fee Plan. Members of such boards who are employees of Unicom or its subsidiaries are not compensated for their board and/or committee activities. At present, only Unicom and ComEd have non-employee members on their boards of directors. The Fee Plan, however, authorizes the Corporate Governance and Compensation Committee of Unicom's Board of Directors to allow other subsidiaries to participate in the Fee Plan.

GENERAL DESCRIPTION

    As proposed, the Fee Plan requires non-employee Directors to receive automatic payment of their annual retainer fees in respect of their board service to Unicom in Unicom Common Stock in lieu of cash. The Fee Plan also allows non-employee Directors to elect to receive up to one hundred percent (100%) of their retainer fees in respect of their board service to ComEd in Unicom Common Stock, which election will convert to an automatic payment at such time as ComEd receives approval from the Illinois Commerce Commission ("ICC") to compensate its directors with shares of Unicom Common Stock. (ComEd has filed a petition with the ICC seeking such authority and expects to receive such authorization in the second half of 1996.) In addition, the terms of the Fee Plan allow for non-employee Directors to elect to receive up to one hundred percent (100%) of their board or committee attendance fees in Unicom Common Stock.

    Payments of stock will be made under the Fee Plan to participants every three months, commencing with the month following the month in which the annual meeting is held. For the purposes of such payment, the value of Unicom Common Stock will be the closing price of such Common Stock as reported in the WALL STREET JOURNAL as the New York Stock Exchange Composite Price on the business day prior to the date of payment, and will be credited against the portion of the retainer and other fees then due.

AMENDMENT

    Non-material amendments, as defined by Section 16 of the Securities Exchange Act of 1934, may be made by the Board without shareholder approval.

TERM

    The Fee Plan will become effective upon approval by the shareholders and will remain in effect until terminated by action of the Board of Directors or until there are no further shares available under it. Subject to shareholder approval, the first issuance of stock under the Fee Plan shall be made on June 3, 1996.

SHARES RESERVED FOR ISSUANCE

    200,000 shares of Unicom Common Stock will be reserved for issuance under the Fee Plan.

VOTE REQUIRED

    Approval of the Fee Plan by the shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of Unicom Common Stock represented, in person or by proxy, at the annual meeting.

                             NEW FEE PLAN BENEFITS

                  Unicom Corporation 1996 Directors' Fee Plan

    NAMES AND POSITION         DOLLAR VALUE ($)      NUMBER OF UNITS
- ---------------------------  --------------------  -------------------
Non-Employee Directors           Indeterminable*   Indeterminable**
(currently 9 persons)

- ------------------------

* The Fee Plan requires non-executive Directors to purchase shares of Unicom Common Stock with their annual Unicom retainer fee and enables them to purchase additional shares with their other fees (including their annual ComEd retainer fee). The Fee Plan does not provide non-executive Directors with any added value.

** The Fee Plan requires non-executive Directors to convert all Unicom retainer fees (and allows them to convert a maximum of 100% of their other fees (including their ComEd retainer fees)) into Unicom Common Stock, based on the fair market value of such Common Stock on the last business day of the month in which the annual meeting is held and of each three calendar-month period thereafter.

                          ITEM C. APPROVAL OF AUDITORS

    Subject to approval of the shareholders, the Board of Directors of Unicom has appointed Arthur Andersen LLP, independent public accountants, as Auditors to examine the annual and quarterly consolidated financial statements of Unicom and its subsidiary companies for 1996. The shareholders will be asked at the annual meeting to approve such appointment. The firm of Arthur Andersen LLP has audited the accounts of Unicom since its inception in 1994, and ComEd since 1932. A representative of Arthur Andersen LLP will be present at the meeting to make a statement if such representative so desires, and to respond to shareholders' questions.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information relating to the compensation during the past three calendar years of those persons who were, at December 31, 1995, the Chief Executive Officer and the other four most highly compensated executive officers of Unicom or ComEd.

SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                 ANNUAL COMPENSATION             COMPENSATION
                                       ---------------------------------------  --------------      ALL OTHER
    NAME AND PRINCIPAL                  SALARY      BONUS      OTHER ANNUAL      LTIP PAYOUTS    COMPENSATION(1)
         POSITION             YEAR         $          $              $                $                 $
- --------------------------  ---------  ---------  ---------  -----------------  --------------  -----------------
James J. O'Connor                1995    826,926    826,926              0           452,296            98,102
  Chairman (Chief                1994    773,536    485,106              0                 0            93,120
  Executive Officer)             1993    668,126    215,137              0                 0            80,976
  Unicom and ComEd

Samuel K. Skinner(2)             1995    580,000    580,000              0           324,297           105,828
  President                      1994    543,748    602,338              0                 0            87,969
  Unicom and ComEd               1993    442,885    157,780              0                 0           101,455

Thomas J. Maiman                 1995    279,055    128,445              0           126,633            20,265
  Senior Vice President          1994    267,516    155,862              0                 0            19,609
  ComEd                          1993    196,555     42,200             78                 0            17,633

Michael J. Wallace               1995    277,440     93,021              0           122,271            13,469
  Senior Vice President          1994    269,689    123,803              0                 0            12,919
  ComEd                          1993    190,209     30,178             44                 0            10,395

Pamela B. Strobel(3)             1995    238,000     96,563              0            75,892            17,146
  Vice President and             1994    212,344     91,541              0                 0            10,887
  General Counsel                1993    103,154     78,980              0                 0             7,851
  ComEd

- ------------------------
(1) Amounts shown include matching contributions made by ComEd pursuant to the ComEd Employee Savings and Investment Plan ("ESIP"), incremental interest earned on deferred compensation which is in excess of 120% of the corresponding Federal long-term rate, matching contributions made by ComEd pursuant to the ComEd Excess Benefits Savings Plan and premiums and administrative service fees paid by ComEd on behalf of the named individuals under various group life insurance plans. For the year 1995, contributions made to the ESIP amounted to $5,654, $3,426, $5,487, $6,650 and $3,372 on behalf of Messrs. O'Connor, Skinner, Maiman, Wallace and Ms. Strobel, respectively. The amounts of incremental interest earned during 1995 on deferred compensation totaled $2,223 and $37 on behalf of Messrs. O'Connor and Wallace, respectively. Contributions made to the ComEd Excess Benefits Savings Plan during 1995 totaled $19,533, $24,948, $3,750, $2,705 and $7,192 on behalf of Messrs. O'Connor, Skinner, Maiman, Wallace and Ms. Strobel, respectively. Premiums and administrative service fees paid during 1995 for Split Dollar Life, Accidental Death and Travel Accident insurance policies for Messrs. O'Connor, Skinner, Maiman, Wallace and Ms. Strobel, respectively, are as follows: $70,323, $355 and $14; $77,191, $249 and $14;
    $10,894, $120 and $14; $3,944, $119 and $14; and $6,467, $102 and $13. ComEd
    is entitled to recover the premiums and administrative service fees from any amounts paid by the insurer on such Split Dollar Life policies and has retained a collateral interest in each policy to the extent of the premiums and administrative service fees paid with respect to such policy.

(2) Mr. Skinner became employed by ComEd in February 1993.

(3) Ms. Strobel became employed by ComEd in June 1993.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                               PERFORMANCE      ESTIMATED FUTURE PAYOUTS UNDER
                                                 NUMBERS        OR OTHER          NON-STOCK PRICE-BASED PLANS
                                               OF SHARES,     PERIOD UNTIL   -------------------------------------
                                                UNITS OR       MATURATION     THRESHOLD     TARGET       MAXIMUM
                   NAME                      OTHER RIGHTS(1)    OR PAYOUT      NUMBER       NUMBER       NUMBER
- -------------------------------------------  ---------------  -------------  -----------  -----------  -----------
                                                                                 (NUMBER OF PERFORMANCE UNITS)
James J. O'Connor..........................      12,899.64     3 years(2)       6,449.82    12,899.64    25,799.28
  Chief Executive Officer

Samuel K. Skinner..........................       8,992.37     3 years(2)       4,496.19     8,992.37    17,984.74

Thomas J. Maiman...........................       3,634.25     3 years(2)       1,817.13     3,634.25     7,268.50

Michael J. Wallace.........................       3,767.21     3 years(2)       1,883.61     3,767.21     7,534.42

Pamela B. Strobel..........................       2,402.75     3 years(2)       1,201.37     2,402.75     4,805.50

- ------------------------
(1) Long-Term Performance Unit Awards were initiated during 1994 to executive and group level employees under the Unicom Corporation Long-Term Incentive Plan. Under the Awards, the number of units awarded to a participant is determined by dividing a portion of base salary (including income from current compensation units under Unicom's and ComEd's Deferred Compensation Unit Plans) (such portion being 50% each for Mr. O'Connor and Mr. Skinner, 40% each for Mr. Maiman and Mr. Wallace and 30% for Ms. Strobel) by $32.75. Payouts are based on the cumulative total shareholder return on Unicom Common Stock (assuming reinvestment of dividends) relative to that of other companies constituting the Dow Jones Utility Stock Index over a three-year performance period ending December 31, 1998. The dollar value of a payout is determined by multiplying the number of units applicable to the level of performance achieved by the average closing price of Unicom Common Stock as reported in the WALL STREET JOURNAL as New York Stock Exchange Composite Transactions during the calendar quarter ending on the last day of the performance period. Payments are to be made half in cash and half in the form of unrestricted Unicom Common Stock. Effective with awards payable in 1996, a participant may elect to defer receipt of up to 100% of the total award (net of applicable taxes) under the Unicom Corporation Stock Bonus Deferral Plan. Notwithstanding the foregoing, no payouts are earned or made if Unicom fails to maintain regular quarterly cash dividends of at least
   40 CENTS per share during the performance period. In addition, no payouts are earned or made if the relative cumulative total shareholder return on Unicom Common Stock is lower than the 25th percentile; and the highest level of payout is reached when such relative return equals or exceeds the 90th percentile.

(2) Three-year period ending December 31, 1998.

SERVICE ANNUITY SYSTEM PLAN

    The following table sets forth the annual retirement benefits payable under ComEd's Service Annuity System Plan (including payments under the unfunded equalization benefit plan) to employees who retire at age 65 at stated levels of compensation and years of service at retirement (in 1996).

                                              PENSION PLAN TABLE
- --------------------------------------------------------------------------------------------------------------
   HIGHEST
    4-YEAR                   ANNUAL NORMAL RETIREMENT BENEFITS AFTER SPECIFIED YEARS OF SERVICE*
   AVERAGE      ----------------------------------------------------------------------------------------------
   EARNINGS           15              20              25              30              35              40
- --------------  --------------  --------------  --------------  --------------  --------------  --------------
     $ 100,000   $     36,653    $     47,189    $     57,085    $     66,501    $     75,559    $     84,350
       200,000         73,306          94,379         114,169         133,002         151,118         168,700
       300,000        109,959         141,568         171,254         199,502         226,677         253,050
       400,000        146,612         188,757         228,338         266,003         302,236         337,400
       500,000        183,265         235,947         285,423         332,504         377,796         421,750
       600,000        219,919         283,136         342,508         399,005         453,355         506,100
       700,000        256,572         330,325         399,592         465,506         528,914         590,449
       800,000        293,225         377,515         456,677         532,007         604,473         674,799
       900,000        329,878         424,704         513,761         598,507         680,032         759,149
     1,000,000        366,531         471,893         570,846         665,008         755,591         843,499
     1,100,000        403,184         519,083         627,930         731,509         831,150         927,849
     1,200,000        439,837         566,272         685,015         798,010         906,709       1,012,199
     1,300,000        476,490         613,462         742,100         864,511         982,268       1,096,549
     1,400,000        513,143         660,651         799,184         931,011       1,057,827       1,180,899
     1,500,000        549,796         707,840         856,269         997,512       1,133,387       1,265,249
     1,600,000        586,450         755,030         913,353       1,064,013       1,208,946       1,349,599
     1,700,000        623,103         802,219         970,438       1,130,514       1,284,505       1,433,949

- ------------------------
* An employee may elect a marital annuity for a surviving spouse which would reduce the employee's normal retirement benefits. The amounts shown reflect certain assumptions as to total earnings, but do not reflect the reduction for Social Security benefits described below.

    SERVICE ANNUITY SYSTEM PLAN--ComEd maintains a non-contributory Service Annuity System Plan for all regular employees of ComEd. The Plan provides benefits upon retirement at age 65 which are based upon years of service and percentages of the employee's highest consecutive four-year average annual base pay and the variable compensation portion (annual bonus) of the employee's incentive pay. An employee with at least 10 years of service may retire prior to attaining age 65 (but not prior to age 50) and will receive reduced benefits if retirement is prior to age 60. A non-executive employee may work beyond age 65 with additional benefits accruing for earnings and service after age 65. Contributions to the Plan by ComEd are based upon actuarial determinations that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. Beginning with the year 1994, compensation used in the computation of annual retirement benefits under the Plan is substantially equivalent to the amount set forth in the Salary column plus the Bonus column of the Summary Compensation Table. The compensation used in the computation of annual retirement benefits under the Plan is limited by the Internal Revenue Code as of January 1, 1995 to $245,000 for any one employee and as of January 1, 1996 to $150,000 (adjusted for increases in cost of living) for any one employee. Any reduction in the annual retirement benefits payable to management employees under the Plan as a result of any limitations imposed by the Internal Revenue Code is restored by an unfunded equalization benefit plan maintained by ComEd. Thus, annual retirement benefits, as set forth in the Pension Plan Table above, are based on the amounts shown in the Salary and Bonus columns of the Summary Compensation Table, without limitation as a result of the application of the provisions of the Internal Revenue

Code. Credited years of service under the Plan for the persons named in the Summary Compensation Table are as follows: James J. O'Connor, 32 years; Samuel
K. Skinner, 3 years; Thomas J. Maiman, 30 years; Michael J. Wallace, 21 years; and Pamela B. Strobel, 3 years.

EMPLOYMENT AGREEMENTS

    ComEd has an agreement with Samuel K. Skinner providing for an initial base salary of $490,000 per annum and an unfunded supplemental retirement benefit. The supplemental retirement benefit does not vest until the completion of five years of employment and, consequently, no benefit is presently available. The formula underlying the supplemental retirement benefit provides a benefit, together with any benefits payable under the Service Annuity System Plan and a social security supplement, equal to one-third of Mr. Skinner's highest annual earnings during the preceding five years, after five years of service, and increasing ratably annually to one-half of such annual earnings after ten years. The agreement also provides for a severance payment equal to two years of base salary, payable over three years, and a three-year continuation of health and life insurance benefits in the event that Mr. Skinner's employment is terminated by ComEd for reasons other than death, fraud or willful misconduct. The severance payment is subject to reduction to the extent that Mr. Skinner receives compensation from another full-time employer during the payment period.

    ComEd entered into an employment agreement with Leo F. Mullin, pursuant to which he became Vice-Chairman of Unicom and ComEd on December 1, 1995. The agreement provides that ComEd will pay Mr. Mullin an initial base salary of $577,000 per annum. In addition, Mr. Mullin received a bonus upon commencement of his duties of $275,000. The agreement provides that he will receive bonuses on the same basis as any annual bonus paid to the Chairman or the President of the Company, or both, as determined by the Board of Directors. For calendar year 1996, Mr. Mullin is guaranteed a bonus of at least 50% of his base salary. Mr. Mullin was also awarded performance units making him eligible for payments under the Unicom Corporation Long-Term Incentive Plan. Mr. Mullin's agreement also provides for an unfunded supplemental retirement benefit pursuant to which Mr. Mullin will receive the annual retirement benefit that would have been payable under the Service Annuity System Plan if Mr. Mullin were to retire at age 60 with 20 years of service plus one additional year for each year of actual employment. No such benefit is payable until Mr. Mullin has completed five years of service, unless ComEd terminates his employment for reasons other than death, fraud or willful misconduct or Mr. Mullin terminates his employment as a result of certain adverse actions taken by ComEd. The agreement further provides for a severance payment equal to two years of Mr. Mullin's then-current base salary and most recent annual bonus, payable over three years, and a three-year continuation of health and life insurance benefits in the event that Mr. Mullin's employment is terminated by ComEd for reasons other than death, fraud or willful misconduct or in the event that Mr. Mullin terminates his employment because ComEd has reduced or failed to pay his salary or takes certain other actions. The severance payment is subject to reduction in the event that Mr. Mullin accepts other full-time employment during the payment period.

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of Unicom was established in September, 1994 as a result of the corporate reorganization pursuant to which Unicom became the parent holding company of ComEd. In July 1995, the Committee's duties were expanded and it became the Corporate Governance and Compensation Committee. The individuals who have been and are members of the Board of Directors of ComEd are also members of the Unicom Board. Therefore, the members of the Corporate Governance and Compensation Committees of ComEd and of Unicom are the same individuals, constituting all of the Directors of each corporation who are not and never have been employees of Unicom, ComEd, or any of the subsidiaries of either. References in the following report to the "Committee" are references to the ComEd Corporate Governance and Compensation Committee, the Unicom Corporate Governance and Compensation Committee, or both. The Corporate Governance and Compensation Committees of both Boards jointly have furnished the following report on executive compensation:

    INTRODUCTION. It is the policy of the Committee to compensate executive officers based on their responsibilities, their achievement of annual goals and the Company's annual and long-term performance. The Committee believes that compensation paid should be appropriate in relation to the financial performance of the Company and should be sufficient to enable the Company to attract and retain individuals possessing the talents required for the Company's long-term
successful   performance.  The  Committee  also   believes  that  the  incentive
compensation performance goals for executive management should be based on factors over which management has significant control and which are important to the Company's long-term success.

    In 1995, there were three major components of compensation applicable to the executive officers of Unicom and ComEd: (i) cash salary, (ii) current compensation unit income, and (iii) incentive compensation awards under the Unicom Corporation Long-Term Incentive Plan (the "Incentive Plan"). Cash salary and current compensation unit income constitute "base salary" for purposes of this report.

    BASE SALARY RANGES. The process of determining the officers' base salary begins with establishing a salary range for each officer level. To establish the salary ranges for 1995, salary data for various executive positions at twenty-two of the largest companies in the electric utility industry were reviewed from the 1994 Edison Electric Institute's Executive Compensation Survey along with data for various positions among companies in the utility industry and in industry generally. These data were used as a beginning reference point on grounds that the basic duties and responsibilities associated with executive officer positions in the other utility and non-utility companies are somewhat similar to those in the Company. Judgment was applied to reflect differences in the organizational structure and responsibilities of executive officers of the Company, in the size and complexity of the Company's operations, and in the regulatory environment and competitive challenges faced by the Company. After considering these various factors, the Committee approved, in December 1994, salary ranges for 1995 the midpoints of which averaged about 8.3% above 1994 levels.

    With respect to comparisons with other companies, it should be noted that because of differences between Unicom and ComEd and others in the group of twenty-two large utilities that participated in the 1994 Edison Electric
Institute Executive Compensation Survey and because that group does not constitute a recognized group for purposes of indexing the financial performance of the industry, the group is not used in the performance comparisons shown on page 18. The Dow Jones Utility Stock Index, a well-known and widely-followed utility index comprising a broad array of utility companies (including Unicom and nine of the other large utilities in the Edison Electric Institute Survey), is used for those comparisons. A comparison to the companies composing this Index is also used for measuring performance for purposes of one of the incentive awards discussed below.

    INDIVIDUAL BASE SALARY DETERMINATIONS. After salary ranges are established, the base salary of each officer is set within the applicable range based on a largely subjective assessment of the particular responsibilities and performance of such officer. The length of service and level of experience of each officer in his or her area of responsibility are also considered.

    With respect to each officer other than the Chairman, the Chairman makes recommendations regarding cash salary and current compensation units. The recommendations are considered and discussed by the Committee in a private meeting with the Chairman. The Chairman's performance and compensation are considered and determined by the Committee without the Chairman present.

    CASH SALARY. In December 1994, the Committee approved increases in cash salary for the executive officers averaging 6.9% of base salary. Percentage increases for individual executive officers varied around this average and were structured, in part, to help bring the base salary of individual officers closer to industry levels, and to reflect the performance and contributions of the individual officers. These cash salary increases for 1995 were designed to recognize improved financial performance in 1994, and the foundations that had been laid for further improvement in 1995.

    CURRENT COMPENSATION UNIT AWARDS. Current compensation units can be awarded by the Committee pursuant to the Unicom Corporation Deferred Compensation Unit Plan. Current compensation units are awarded as a supplement to cash salary increases, based largely on subjective judgment as opposed to quantifiable performance measures, to recognize the special contributions of individual management personnel. Under the Plan, a holder of current compensation units is entitled to current income equal to the dividend on one share of Unicom Common Stock for each unit held. Such income is paid on a quarterly basis, simultaneously with the payment of dividends, for the duration of employment, and continues after employment ends for unit holders who retire or for unit holders who resign to take advantage of a voluntary severance offer from the Company.

    In September 1995, the Committee awarded compensation units to executive officers and other management personnel. The awards for 1995 were granted in recognition of the improved financial performance of the Company that began in 1994 and continued into 1995. The units awarded produced, on an annual basis, an average increase of 2.4% in base salary for executive officers at the current dividend level. Again, the awards for individual executive officers varied depending on the Chairman's and Committee's assessment of the contributions of the individual officers.

    INCENTIVE  COMPENSATION   AWARDS.     The  third   component  of   executive
compensation for 1995 was incentive compensation paid pursuant to awards under the Incentive Plan.

    A 1995 Variable Compensation Award for Management Employees was established to provide payments based upon the achievement of certain corporate and business unit goals. The payments were also contingent on maintaining quarterly cash dividends of at least 40 CENTS per share, and limiting operation and maintenance expenses and capital expenditures to specified levels. Half of the potential payout was related to achievement of corporate goals and the other half was related to the achievement of business unit goals. The potential payouts as a percentage of base salary varied with different levels of management responsibility and also according to level of achievement of the goals. The varying payouts were established on the basis of subjective judgment with respect to the appropriate level of incentive and award, considering degree of difficulty of the goals and degree of responsibility of the different officers, executives and managers for achievement of the goals. This Award did not apply to Messrs. O'Connor and Skinner for whom separate awards, discussed later, were granted.

    For purposes of the 1995 Variable Compensation Award, corporate goals were established with respect to ComEd earnings per share, and also with respect to the amount by which ComEd operation and maintenance expenses were below budget. For purposes of measuring achievement of the 1995 goals, the Committee provided for the exclusion of charges related to a 1995 severance and early retirement program on grounds that the related benefits will be realized primarily in future years, and also the exclusion of certain other items on grounds that it would not be appropriate to allow such items to affect the measure of performance. Reflecting these adjustments, the earnings per share goals ranged from $2.55 at the threshold level of performance for payments under the Award to $2.69 at the distinguished level, and the operation and maintenance expense goals ranged from $2,031 million at the threshold level to $1,953 million at the distinguished level. Also reflecting the adjustments noted above for purposes of the Award, actual ComEd earnings per share were $3.28 and operation and maintenance expenses were $2,021.2 million.

    Similar Awards were granted to Mr. O'Connor and Mr. Skinner for the year 1995, except that payment was dependent entirely upon achievement of earnings per share goals for Unicom. As in the 1995 Variable Compensation Award for Management Employees, payments were contingent on maintaining the 40 CENTS per share quarterly cash dividend and limiting operation and maintenance expenses and capital expenditures to specified levels. The earnings per share goals were set at $2.55 at the threshold level and $2.69 at the distinguished level, and earnings were adjusted in the same manner as for the 1995 Variable Compensation Award discussed above. The level of Unicom earnings achieved, as adjusted for purposes of these Awards, was $3.25 per share.

    Long-Term Performance Unit Awards were initiated in 1994 to provide compensation to executive officers and other senior managers based on the total return performance of Unicom Common Stock relative to that of the other companies constituting the Dow Jones Utility Stock Index over three-year performance periods. The Committee intends to make such awards each year, thus establishing moving three-year performance periods for the years ahead. To phase in this program, an award for a two-year performance period (1994 and 1995) was granted.

    Payments on performance unit awards, as a percentage of base salary, vary for the different levels of executive officers, with higher percentages applicable to higher level officers. Again, the varying payouts were established on the basis of subjective judgment with respect to the appropriate level of incentive and award, considering degree of difficulty of the goals and degree of responsibility for achievement of the goals.

    For the two-year performance period covering 1994 and 1995, Unicom Common Stock performance was at the 91st percentile among the stocks constituting the Dow Jones Utility Stock Index. Resulting payments are included under the "Long-Term Compensation" column in the Summary Compensation Table.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. With regard to the compensation of the Chairman and Chief Executive Officer, the Committee's assessment of his personal performance, based upon a non-quantifiable evaluation of his leadership, achievements and contributions to the Company, continues to be very favorable. Under Mr. O'Connor's leadership, the Company's financial performance in 1994 improved significantly over 1993. In 1994, operation and maintenance expenses, for example, were held below 1992 levels for the second consecutive year, and earnings per share rose to $1.66, as compared with $0.22 in 1993. In view of this assessment and these achievements, the Committee, in December 1994, recommended and the Board approved a cash salary increase from $635,000 in 1994 to $700,000 for 1995. In September 1995, the Committee awarded the Chairman 15,000 current compensation units in recognition of continued improvement in the financial performance of the Company. The Chairman's total base salary in 1995 was $826,926 ($700,000 cash salary plus $126,926 in current compensation unit income).

    The Chairman's compensation for 1995 pursuant to the separate incentive compensation Award made to him under the Incentive Plan was $826,926, with $248,078 payable in cash and $578,848 payable in Unicom Common Stock. He elected deferral of payment of the stock pursuant to the Unicom Corporation Stock Bonus Deferral Plan which was adopted in 1995. In addition, the Chairman received compensation for 1995 pursuant to the 1994 Long-Term Performance Unit Award equal to $452,296. He elected to have the entire amount payable in Common Stock and elected deferral of the payment pursuant to the Unicom Corporation Stock Bonus Deferral Plan.

    The Chairman's total compensation (cash salary, compensation unit income, and compensation earned pursuant to the Awards under the Incentive Plan) was $2,106,148 for 1995. The Committee believes, based on available information on compensation of chief executive officers in utility and non-utility industries, that both the absolute and relative levels of compensation for 1995 were fully appropriate considering the size and complexity of the Company's operations, and also considering the Committee's very favorable assessment of the Chairman's leadership in achieving substantially improved financial performance in 1995. Earnings per share rose to $2.98 in 1995 from $1.66 in 1994, and the improved performance resulted in an overall 43% total return to shareholders in 1995 (assuming reinvestment of dividends) and an overall $1.8 billion increase in the market value of shareholders' equity in 1995.

    INTERNAL REVENUE CODE SECTION 162(M) CONSIDERATIONS. Section 162(m) of the Internal Revenue Code provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee intends to continue increased reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Committee currently anticipates that such programs will also be designed to satisfy the requirements of Section 162(m) with respect to the deductibility of compensation paid. The Committee believes that executive compensation actually paid in respect of 1995 was deductible.

                                    Corporate Governance and Compensation
                                    Committee

                                    Jean Allard          Edgar D. Jannotta
                                    Edward A. Brennan    George E. Johnson
                                    James W. Compton     Edward A. Mason
                                    Sue L. Gin           Frank A. Olson
                                    Donald P. Jacobs

SHAREHOLDER RETURN PERFORMANCE

    Set forth below is a line graph comparing the quarterly percentage change in the cumulative total shareholder return on Unicom Common Stock ("UCM") against the cumulative total return of the S&P 500 Composite Stock Index and the Dow Jones Utility Stock Index for the five-year period ending December 31, 1995.

                  CUMULATIVE PERFORMANCE SINCE JANUARY 1, 1991
                       ASSUMING REINVESTMENT OF DIVIDENDS

                            (JANUARY 1, 1991 = $100)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              UCM COMMON STK*       DJ UTIL     S&P COMPOSITE
d                             100        100                 100
m                         115.468    105.246             114.472
j                         108.136     97.109             114.222
s                         123.103    106.674             120.325
d                         123.866    115.089             130.336
m                         107.557    106.423             127.058
j                          87.078    111.045             129.478
s                          75.979    117.729             133.558
d                          78.553     119.71             140.251
m                          95.953    132.589             146.358
j                          97.324     136.23             147.051
s                         106.969    140.871             150.837
d                         100.454    131.194             154.325
m                          91.168    114.172             148.522
j                          84.001    104.964             149.158
s                          83.632    109.414             156.447
d                          91.713     111.41              156.42
m                          92.286     117.16             171.603
j                         105.012    128.199              187.93
s                         120.887    138.001              202.82
d                         132.477    147.255             214.991

* Performance shown for Unicom Common Stock on and after September 1, 1994 and for ComEd common stock prior to that date.

                                     VOTING

    Shareholders of record on the books of Unicom at 4:00 P.M., Chicago time, on March 25, 1996, will be entitled to vote at the annual meeting. Unicom had outstanding on March 25, 1996, 215,213,707 shares of Common Stock. Each share entitles the holder to one vote on each matter submitted to a vote at the meeting, except that in the election of Directors each shareholder has the right to vote the number of shares owned by such shareholder for as many persons as there are Directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of Directors to be elected multiplied by the number of such shares or to distribute such cumulative votes in any proportion among any number of candidates. The holders of a majority of the outstanding shares entitled to vote on a particular matter and represented in person or by proxy will constitute a quorum for the consideration of such matter at the meeting.

    The shares represented by the proxy of each shareholder include shares owned by such shareholder and shares credited to such shareholder's account under the Unicom Corporation Dividend Reinvestment and Employee Stock Purchase Plans.

    The shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the meeting will be voted at the meeting and will be voted as directed in the proxies. With respect to the election of Directors, a shareholder may mark the accompanying form of proxy to (i) vote for the election of all twelve nominees named in this Proxy Statement as Directors,
(ii) withhold authority to vote for all such Director nominees or (iii) vote for the election of all such Director nominees other than any nominee or nominees with respect to whom the shareholder withholds authority to vote. Assuming that a quorum is present at the meeting, the twelve persons receiving the greatest number of votes shall be elected as Directors. The proxy holders will cumulate votes for shares represented by proxies only if a shareholder gives them specific written instructions to do so.

    With respect to the Unicom Corporation 1996 Directors' Fee Plan and the appointment of Auditors, a shareholder may mark the accompanying form of proxy to (i) vote for the matter, (ii) vote against the matter or (iii) abstain from voting on the matter. Assuming that a quorum is present at the meeting, the affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote on the matter is required for approval of the Unicom Corporation 1996 Directors' Fee Plan and for approval of the appointment of the Auditors. Proxies marked to abstain from voting with respect to either of these matters will have the legal effect of voting against such matter. Proxies submitted by brokers for shares beneficially owned by other persons may indicate that all or a portion of the shares represented by such proxies are not being voted with respect to approval of the Unicom Corporation 1996 Directors' Fee Plan. This is because the rules of the New York Stock Exchange may not permit a broker to vote Common Stock held in street name with respect to this matter in the absence of instructions from the beneficial owner of the Common Stock. The shares represented by broker proxies which are not voted with respect to the Unicom Corporation 1996 Directors' Fee Plan will not be counted in determining whether a quorum is present for the consideration of that matter and will not be considered represented at the meeting and entitled to vote on that matter.

    The shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the meeting will be voted as directed in the proxies. IN THE ABSENCE OF SPECIFIC DIRECTION, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED AT THE MEETING AND WILL BE VOTED NON-CUMULATIVELY FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS, FOR APPROVAL OF THE UNICOM CORPORATION 1996 DIRECTORS' FEE PLAN AND FOR APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS. In the event any nominee for Director shall be unable to serve, which is not now contemplated, the proxies may or may not be voted for a substitute nominee.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    Any shareholder proposal intended to be presented at the 1997 annual meeting of Unicom's shareholders must be received at the principal executive offices of Unicom by December 9, 1996, in order to be considered for inclusion in Unicom's proxy materials relating to that meeting. Any such proposal should be directed to the Secretary of Unicom located on the 37th Floor, First National Bank Building, 10 South Dearborn Street, Chicago, Illinois. If mailed, it should be sent to Secretary, Unicom Corporation, 10 South Dearborn Street, Post Office Box A-3005, Chicago, IL 60690-3005.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, management knows of no matters to be brought before the annual meeting other than the matters referred to in this Proxy Statement. If, however, further business is presented, the proxy holders will act in accordance with their best judgment.

    By order of the Board of Directors.

                                          DAVID A. SCHOLZ
                                          SECRETARY

April 8, 1996

A COPY OF UNICOM'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO DAVID A. SCHOLZ, SECRETARY, UNICOM CORPORATION, 10 SOUTH DEARBORN STREET, POST OFFICE BOX A-3005, CHICAGO, ILLINOIS 60690-3005.

                                                                      APPENDIX A
                               UNICOM CORPORATION
                            1996 DIRECTORS' FEE PLAN

    1. PURPOSE. The Unicom Corporation 1996 Directors' Fee Plan (the "Fee Plan") is intended to promote the long-term interests of Unicom Corporation by increasing the share ownership of members of the Board of Directors of the Corporation and its subsidiaries who are not employees of the Corporation or its subsidiaries, thereby aligning their interests more closely with those of the shareholders of the Corporation, and to attract and retain highly qualified and capable non-employee Directors.

    2.  DEFINITIONS.

        (a) "Board" means a Board of Directors of the Corporation, ComEd, or any other subsidiaries of the Corporation authorized by the Committee to participate in this Fee Plan.

        (b) "Board Year" means the period commencing on the date of the Corporation's annual meeting of shareholders and ending immediately before the Corporation's next annual meeting of shareholders.

        (c) "ComEd" means Commonwealth Edison Company, an Illinois corporation.

        (d) "ComEd Fees" means the annual retainer fee scheduled to be paid to a Director of ComEd for the Board Year.

        (e)   "Committee"  means  the   Corporate  Governance  and  Compensation
    Committee of the Board of Directors of the Corporation or any committee performing similar functions.

        (f) "Common Stock" means the common stock, without par value, of the Corporation.

        (g) "Corporation" means Unicom Corporation, an Illinois corporation.

        (h) "Director" means a member of a Board who is not an employee of the Corporation or any of its subsidiaries.

        (i) "Elective Grants" shall have the meaning set forth in Section 5(b) hereof.

        (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (k) "Fair Market Value" means the closing price of a share of Common Stock as reported in the WALL STREET JOURNAL as the New York Stock Exchange Composite Price on any particular date.

        (l) "Fees" means the annual retainer scheduled to be paid to a Director for the Board Year plus any additional fees (including meeting and committee fees) earned by a Director for his or her services on a Board during such Board Year; provided, however, Fees shall not include ComEd Fees earned and payable prior to the ICC Authorization Date.

        (m) "Grants" means Minimum Grants and Elective Grants.

        (n) "ICC Authorization Date" means the date on which an order is entered by the Illinois Commerce Commission in Docket No. 95-0615, or any other docket, which authorizes ComEd to purchase shares of Common Stock for the purpose of compensating its Directors.

        (o) "Minimum Grants" shall have the meaning set forth in Section 5(a) hereof.

        (p) "Rule 16b-3" shall have the meaning set forth in Section 8 hereof.

        (q) "Share Election" shall have the meaning set forth in Section 5(b) hereof.

    3.  ADMINISTRATION OF THE FEE PLAN.

        (a)     ADMINISTRATION  BY  THE  COMMITTEE.    The  Fee  Plan  shall  be
    administered by the Committee.

        (b) AUTHORITY OF THE COMMITTEE. The Committee shall adopt such rules as it may deem appropriate in order to carry out the purpose of the Fee Plan. All questions of interpretation, administration, and application of the Fee Plan shall be determined by a majority of the members of the Committee then in office, except that the Committee may authorize any one or more of its members, or any officer of the Corporation, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Fee Plan. No member of the Committee shall be liable for any act done or omitted to be done by such member or by any other member of the Committee in connection with the Fee Plan, except for such member's own willful misconduct or as expressly provided by statute.

    4. STOCK RESERVED FOR THE FEE PLAN. The number of shares of Common Stock authorized for issuance under the Fee Plan is 200,000, subject to adjustment pursuant to Section 6 hereof. Shares of Common Stock delivered hereunder may be either authorized but unissued shares or previously issued shares reacquired and held by the Corporation.

    5.  TERMS AND CONDITIONS OF GRANTS.

        (a) MINIMUM GRANT. Subject to Section 7 hereof, each Director shall automatically receive a number of shares of Common Stock equal in value to such Director's retainer Fees earned in each Board Year (the "Minimum Grants"). Such shares of Common Stock shall be transferred at three-month intervals in accordance with Section 5(c) hereof and shall be in lieu of and not in addition to cash payment of such retainer Fees.

        (b) ELECTIVE GRANT. Subject to Section 7 hereof, each Director may make an annual election (the "Share Election") to receive all or a portion of his or her remaining Fees earned in each Board Year, and any ComEd Fees earned and payable prior to the ICC Authorization Date, in the form of Common Stock (the "Elective Grants"). The shares of Common Stock issuable pursuant to a Share Election shall be transferred at three-month intervals in accordance with Section 5(c) hereof. The Share Election must be in writing and delivered to the Secretary of the Corporation; provided, however, that a Share Election shall apply only to Fees (including ComEd Fees prior to the ICC Authorization Date) to be paid more than six months subsequent to the date of such Share Election. A Share Election shall remain in effect unless and until modified or revoked by a subsequent Share Election in accordance with the provisions hereof and which applies only to Fees (including ComEd Fees prior to the ICC Authorization Date) to be paid more than six months subsequent to the date of such Share Election.

        (c) TRANSFER OF SHARES. Shares of Common Stock issuable to a Director with respect to Minimum Grants and Elective Grants shall be transferred to such Director as of the first business day following the end of each three-month period, with the first transfer to occur on the first business day of the month following the month in which the Annual Meeting of Shareholders is held. The total number of shares of Common Stock to be so transferred (1) in respect of a Minimum Grant shall be determined by dividing (a) an amount equal to the Director's retainer Fees for the applicable three-month period by (b) the Fair Market Value of a share of Common Stock on the last business day of the preceding three-month period, and (2) in respect of an Elective Grant shall be determined by dividing (x) the dollar amount of the Director's Fees subject to the Elective Grant for the applicable three-month period by (y) the Fair Market Value of a share of Common Stock on the last business day of such three-month period.

        (d) TERMINATION OF SERVICES. If a Director's services as a Board member are terminated before the end of a three-month period, the Director shall receive in cash the amount such Director would otherwise have received in shares of Common Stock in respect of his or her Elective Grant for such period.

    6. EFFECT OF CERTAIN CHANGES IN CAPITALIZATION. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization, or any distribution to holders of Common Stock other than a cash dividend, the maximum number or class of shares available under this Fee Plan, the number or class of shares of Common Stock to be delivered hereunder and each Director's share account shall be proportionately adjusted by the Committee.

    7. TERM OF FEE PLAN. This Fee Plan shall become effective as of the date of approval of the Fee Plan by the shareholders of the Corporation, and shall remain in effect until terminated by the Board or until no further shares are available for issuance hereunder. Prior to the effective date of this Fee Plan, Directors may make the elections provided for herein, but the effectiveness of such elections shall be contingent upon the receipt of shareholder approval of this Fee Plan. No transfer of shares of Common Stock may be made to any Director or any other person under the Fee Plan until such time as shareholder approval of the Fee Plan is obtained.

    8. AMENDMENT; TERMINATION. The Board of the Corporation may at any time and from time to time alter, amend, suspend, or terminate this Fee Plan in whole or in part, subject to any requirement of shareholder approval required by applicable law, rule or regulation, including Rule 16b-3 of the Exchange Act, as amended from time to time ("Rule 16b-3"); and provided, further, that the provisions of Section 5(a) hereof shall not be amended more than once every six months, other than to comply with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Director, without such Director's consent, under any election theretofore in effect under this Fee Plan.

    9.  RIGHTS OF DIRECTORS.

    Nothing contained in this Fee Plan or with respect to any Grant shall interfere with or limit in any way the right of the shareholders of a corporation to remove any Director from the Board of such corporation pursuant to the bylaws of such corporation, nor confer upon any Director any right to continue in the service of any corporation as a Director.

    10.  GENERAL RESTRICTIONS.

        (a) INVESTMENT REPRESENTATIONS. The Corporation may require any Director to whom Common Stock is transferred, as a condition of receiving such Common Stock, to give written assurances in substance and form satisfactory to the Corporation and its counsel to the effect that such person is acquiring the Common Stock for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Corporation deems necessary or appropriate in order to comply with Federal and applicable state securities laws.

        (b) COMPLIANCE WITH SECURITIES LAWS. Each Grant shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration, or qualification of the shares subject to such Grant upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance of shares thereunder, such Grant may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration or qualification.

    11. WITHHOLDING. The Corporation may defer making payments under this Fee Plan until satisfactory arrangements have been made for the payment of any federal, state or local income taxes required to be withheld with respect to such payment or delivery. Each Director shall be entitled to irrevocably elect, at least six months prior to the date shares of Common Stock would otherwise be delivered hereunder, to have the Corporation withhold shares of Common Stock having an aggregate value equal to the amount required to be withheld. Shares so withheld shall be valued at Fair Market Value on the business day immediately preceding the date such shares would otherwise be transferred hereunder.

    12.    GOVERNING LAW.    This Fee  Plan and  all  rights hereunder  shall be
construed in accordance with and governed by the laws of the State of Illinois.

    13. FEE PLAN INTERPRETATION. This Fee Plan is intended to comply with Rule 16b-3 and shall be construed to so comply. To the extent Rule 16b-3 is applicable to this Fee Plan, the provisions of Section 5(a) hereof are intended to comply with the provisions of Section (c) (2) (ii) of Rule 16b-3, and the provisions of Section 5(b) hereof are intended to comply with the provisions of Section (d)(1)(i) of Rule 16b-3; and each such Section shall be construed to so comply.

    14. HEADINGS. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Fee Plan.

                                                                      APPENDIX B

                               UNICOM CORPORATION
                            AND SUBSIDIARY COMPANIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1995 AND 1994

                 (This page has been left blank intentionally.)

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES
                                     INDEX

                                                                                                              PAGE
                                                                                                            ---------
Definitions...............................................................................................        B-2
Summary of Selected Consolidated Financial Data...........................................................        B-3
Price Range and Cash Dividends Paid Per Share of Common Stock.............................................        B-3
1995 Consolidated Revenues and Sales......................................................................        B-3
Management's Discussion and Analysis of Financial Condition and Results of Operations (prepared as of
 January 26, 1996)........................................................................................        B-4
Report of Independent Public Accountants..................................................................       B-16
Consolidated Financial Statements--
  Statements of Consolidated Income for the years 1995, 1994 and 1993.....................................       B-17
  Consolidated Balance Sheets--December 31, 1995 and 1994.................................................       B-18
  Statements of Consolidated Capitalization--December 31, 1995 and 1994...................................       B-20
  Statements of Consolidated Retained Earnings for the years 1995, 1994 and 1993..........................       B-21
  Statements of Consolidated Cash Flows for the years 1995, 1994 and 1993.................................       B-22
  Notes to Financial Statements...........................................................................       B-23
Subsequent Events.........................................................................................       B-45

    REFERENCE IS MADE TO "SUBSEQUENT EVENTS" FOR CERTAIN RECENT INFORMATION THAT SHOULD BE READ AND CONSIDERED IN CONNECTION WITH THE OTHER INFORMATION CONTAINED IN THIS APPENDIX B.

                                     DEFINITIONS

     The following terms are used in this document with the following meanings:

     TERM                                         MEANING
- ------------------       ------------------------------------------------------
AFUDC                    Allowance for funds used during construction
AMT                      Alternative minimum tax
CERCLA                   Comprehensive Environmental Response, Compensation and
                           Liability Act of 1980, as amended
CFC                      Chlorofluorocarbon
Circuit Court            Circuit Court of Cook County, Illinois
Clean Air Amendments     Clean Air Act Amendments of 1990
ComEd                    Commonwealth Edison Company
Cotter                   Cotter Corporation, which is a wholly-owned subsidiary
                           of ComEd.
DOE                      U.S. Department of Energy
FASB                     Financial Accounting Standards Board
FERC                     Federal Energy Regulatory Commission
Fuel Matters Settlement  A settlement relating to the ICC fuel reconciliation proceedings involving ComEd for the period from 1985
                           through 1988 and to future challenges by the settling
                           parties to the prudence of ComEd's western coal costs
                           for the period from 1989 through 1992.
ICC                      Illinois Commerce Commission
Indiana Company          Commonwealth Edison Company of Indiana, Inc., which is
                           a wholly-owned subsidiary of ComEd.
MAIN                     Mid-America Interconnected Network
MGP                      Manufactured gas plant
NEIL                     Nuclear Electric Insurance Limited
NML                      Nuclear Mutual Limited
NOPR                     Notice of Proposed Rulemaking issued by the FERC
NRC                      Nuclear Regulatory Commission
Rate Matters Settlement  A settlement concerning the proceedings relating to
                           ComEd's 1985 and 1991 ICC rate orders (which orders
                           related to, among other things, the recovery of costs
                           associated with ComEd's four most recently completed
                           nuclear generating units), the proceedings related to
                           the reduction in the difference between ComEd's
                           summer and non-summer residential rates that was
                           effected in the summer of 1988, outstanding issues
                           related to the appropriate interest rate and rate
                           design to be applied to a refund made by ComEd during
                           1990 related to a 1988 ICC rate order, and matters
                           related to a rider to ComEd's rates that it was
                           required to file as a result of the change in the
                           federal corporate income tax rate made by the Tax
                           Reform Act of 1986.
Rate Order               ICC rate order issued on January 9, 1995, as
                           subsequently modified
Remand Order             ICC rate order issued in January 1993, as subsequently
                           modified
SEC                      Securities and Exchange Commission
SFAS                     Statement of Financial Accounting Standards
Trust                    ComEd Financing I, which is a wholly-owned subsidiary
                           trust of ComEd.
Unicom                   Unicom Corporation
Unicom Enterprises       Unicom Enterprises Inc., which is a wholly-owned
                           subsidiary of Unicom.
Unicom Thermal           Unicom Thermal Technologies Inc., which is a wholly-
                           owned subsidiary of Unicom Enterprises.
Units                    ComEd's nuclear generating units known as Byron Unit 2
                           and Braidwood Units 1 and 2
U.S. EPA                 U.S. Environmental Protection Agency

                     UNICOM CORPORATION AND SUBSIDIARY COMPANIES



SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA


                                                                   1995         1994        1993         1992      1991
                                                                --------     --------    --------     --------  --------
                                                                     (MILLIONS OF DOLLARS EXCEPT PER SHARE DATA)

Operating revenues . . . . . . . . . . . . . . . . . . . . .    $  6,910     $  6,278    $  5,260     $  6,026  $  6,276
Net income . . . . . . . . . . . . . . . . . . . . . . . . .    $    640(1)  $    355    $     46(2)  $    443  $     17
Earnings per common share. . . . . . . . . . . . . . . . . .    $   2.98(1)  $   1.66    $   0.22(2)  $   2.08  $   0.08
Cash dividends declared per common share . . . . . . . . . .    $   1.60     $   1.60    $   1.60     $   2.30  $   3.00
Total assets (at end of year). . . . . . . . . . . . . . . .    $ 23,247     $ 23,121    $ 24,383     $ 20,993  $ 17,365
Long-term obligations at end of year
excluding current portion:
  Long-term debt, preference stock and preferred securities
    subject to mandatory redemption requirements . . . . . .    $  7,011     $  7,745    $  7,861     $  7,913  $  7,081
  Accrued spent nuclear fuel disposal
    fee and related interest . . . . . . . . . . . . . . . .    $    624     $    590    $    567     $    549  $    530
  Capital lease obligations. . . . . . . . . . . . . . . . .    $    376     $    433    $    323     $    347  $    396
  Other long-term obligations. . . . . . . . . . . . . . . .    $  1,826     $  1,754    $  1,718     $    666  $    341


- ------------
(1) Net income in 1995 includes an extraordinary loss related to the early redemption of long-term debt of $20 million or $0.09 per common share.
(2) Net income in 1993 includes the cumulative effect of change in accounting for income taxes of $10 million or $0.05 per common share.


PRICE RANGE* AND CASH DIVIDENDS PAID PER SHARE OF COMMON STOCK



                                                 1995 (BY QUARTERS)                      1994 (BY QUARTERS)
                                       -------------------------------------   -------------------------------------
                                       FOURTH    THIRD     SECOND    FIRST     FOURTH    THIRD     SECOND    FIRST
                                       -------   -------   -------   -------   -------   -------   -------   -------
Price range:
   High..............................  33 7/8    30 1/2    27 3/4    26 1/8    24 3/4    24 7/8     26        28 3/4
   Low...............................  30 1/4    26 1/4    23 5/8    23 1/4    20 5/8    21 1/4     22        25 1/8
Cash dividends paid..................  40 cents  40 cents  40 cents  40 cents  40 cents  40 cents   40 cents  40 cents

   *As reported as NYSE Composite Transactions for Unicom on and after September 1, 1994 and for ComEd prior to that date.

_________

    Unicom's common stock is traded on the New York, Chicago and Pacific stock exchanges, with the ticker symbol UCM. At December 31, 1995, there were approximately 171,000 holders of record of Unicom's common stock.



1995 CONSOLIDATED REVENUES AND SALES


                                                 OPERATING               KILOWATTHOUR  INCREASE/               INCREASE/
                                                  REVENUES    INCREASE      SALES     (DECREASE)              (DECREASE)
                                                (THOUSANDS)  OVER 1994    (MILLIONS)   OVER 1994   CUSTOMERS   OVER 1994
                                               ----------   ---------   -----------   ---------   ---------   ---------
Residential..............................      $2,621,038       15.3%        23,303       9.0 %   3,079,381       1.1 %
Small commercial and industrial..........       2,073,998        8.2%        25,313       4.1 %     288,848       0.7 %
Large commercial and industrial..........       1,425,784        3.2%        23,777       1.4 %       1,539       0.7 %
Public authorities.......................         487,142        7.7%         7,158       4.0 %      12,039      (0.2)%
Electric railroads.......................          26,894        2.7%           390      (2.0)%           2        --
                                               ----------                    ------               ---------
Ultimate consumers.......................      $6,634,856        9.7%        79,941       4.6 %   3,381,809       1.0 %
Sales for resale.........................         207,256                    11,412                      24
Other revenues...........................          67,933                      --                    --
                                               ----------                    ------               ---------
   Total.................................      $6,910,045       10.1%        91,353       7.3 %   3,381,833       1.0 %
                                               ----------                    ------               ---------
                                               ----------                    ------               ---------


             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              AND RESULTS OF OPERATIONS

    On September 1, 1994, a corporate restructuring took place in which Unicom became the parent holding company of ComEd and Unicom Enterprises, an unregulated subsidiary engaged, through a subsidiary, in energy service activities. The purpose of the restructuring was, in part, to permit Unicom Enterprises to engage in energy service activities without the prior approval of, or being regulated by, the ICC, in part to permit timely responses to competitive activities which could adversely affect ComEd's utility business and in part to permit Unicom to take advantage of unregulated business opportunities.

    ComEd continues to represent substantially all of the assets, revenues and net income of Unicom; and Unicom's resources and results of operations are largely dependent on, and reflect, those of ComEd. Unicom's unregulated subsidiaries are not expected to make material contributions to Unicom's revenues or results of operations in the near future. Consequently, the following discussion focuses on ComEd's utility operations although information is also provided about Unicom's unregulated operations.


LIQUIDITY AND CAPITAL RESOURCES

                                  UTILITY OPERATIONS


    CAPITAL BUDGETS. ComEd and its electric utility subsidiary, the Indiana Company, have a construction program for the three-year period 1996-98 which consists principally of improvements to ComEd's and the Indiana Company's existing nuclear and other electric production, transmission and distribution facilities. It does not include funds (other than for planning) to add new generating capacity to ComEd's system. The program, as approved by Unicom and ComEd in December 1995, calls for electric plant and equipment expenditures of approximately $2,695 million (excluding nuclear fuel expenditures of approximately $885 million). It is estimated that such construction expenditures, with cost escalation computed at 3.5% annually, will be as follows:


                                             1996      1997      1998    TOTAL
                                             ----      ----      ----   ------
                                                   (MILLIONS OF DOLLARS)
Production................................   $405      $390      $380   $1,175
Transmission and Distribution.............    390       405       410    1,205
General...................................    110       110        95      315
                                             ----      ----      ----   ------
       Total..............................   $905      $905      $885   $2,695
                                             ----      ----      ----   ------
                                             ----      ----      ----   ------



    The construction program includes the replacement of the steam generators at ComEd's Braidwood Unit 1 and Byron Unit 1 nuclear generating units, for service in the years 1998 and 1999, respectively, at a total estimated cost of approximately $470 million. Approximately $290 million of this estimated cost is included in the construction expenditures shown above. ComEd is studying the possibility of accelerating the replacement of the steam generators which could increase the construction expenditures shown above.

    ComEd's forecasts of peak load indicate a need for additional resources to meet demand, either through generating capacity or through equivalent purchased power or demand-side management resources, in 1998 and each year thereafter through the year 2000. The projected resource needs reflect the current planning reserve margin recommendations of MAIN, the reliability council of which ComEd is a member. ComEd's forecasts indicate that the need for additional resources during this period would exist only during the summer months. ComEd does not expect to make expenditures for additional capacity to the extent the need for capacity can be met through cost-effective demand-side management resources, non-utility generation or other power purchases. Based on current market information, ComEd believes that adequate resources, including cost-effective demand-side management resources, non-utility generation resources and other-utility power purchases, could be obtained sufficient to meet forecasted requirements through the year 2000.

    ComEd's construction program will be reviewed and modified as necessary to adapt to changing economic conditions, rate levels and other relevant factors including changing business and legal needs and requirements. ComEd cannot anticipate all such possible needs and requirements. While regulatory needs in particular are more likely, on balance, to require increases in construction expenditures than decreases, financial constraints may require compensating or greater reductions in other construction expenditures. See "Regulation" below for additional information.

    Purchase commitments for ComEd and the Indiana Company, principally related to construction and nuclear fuel, approximated $1,137 million at December 31, 1995. In addition, ComEd has substantial commitments for the purchase of coal as indicated in the following table.


      CONTRACT                                    PERIOD    COMMITMENT (1)
   --------------------                          ---------  --------------
   Black Butte Coal Co.                          1996-2007          $1,011
   Decker Coal Co.                               1996-2015          $  713
   Big Horn Coal Co.                             1998               $   22
   Other commitments                             1996               $    3


_______

   (1) Estimated costs in millions of dollars FOB mine. No estimate of future cost escalation has been made.

For additional information concerning these coal contracts and ComEd's fuel supply, see "Results of Operations" below and Notes 1 and 21 of Notes to Financial Statements.

    CAPITAL RESOURCES. ComEd has forecast that internal sources will provide more than three-fourths of the funds required for ComEd's construction program and other capital requirements, including nuclear fuel expenditures, contributions to nuclear decommissioning funds, sinking fund obligations and refinancing of scheduled debt maturities (the annual sinking fund requirements and scheduled maturities for ComEd preference stock and long-term debt are summarized in Notes 7 and 9, respectively, of Notes to Financial Statements). The forecast assumes the rate levels reflected in the Rate Order remain in effect.

    The type and amount of external financing will depend on financial market conditions and the needs and capital structure of ComEd at the time of such financing. A portion of ComEd's financing is expected to be provided through the continued sale and leaseback of nuclear fuel through ComEd's existing nuclear fuel lease facility. See Note 18 of Notes to Financial Statements for more information concerning ComEd's nuclear fuel lease facility. ComEd has approximately $915 million of unused bank lines of credit at December 31, 1995 which may be borrowed at various interest rates and which may be secured or unsecured. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread which is dependent upon ComEd's credit ratings or on a prime interest rate. Collateral, if required for the borrowings, would consist of first mortgage bonds issued under and in accordance with the provisions of ComEd's mortgage. See Note 10 of Notes to Financial Statements for information concerning lines of credit. See the Statements of Consolidated Cash Flows for the construction expenditures and cash flow from operating activities for the years 1995, 1994 and 1993.

    During 1995, Unicom issued 424,480 shares of common stock for approximately $11 million under its employee stock plans. The Trust also issued $200 million of ComEd-obligated mandatorily redeemable preferred securities, the proceeds of which were used to purchase ComEd's subordinated deferrable interest notes due September 30, 2035. The proceeds of such notes were used by ComEd to refund short-term debt incurred to meet current maturities of ComEd debt. ComEd sold and leased back approximately $193 million of nuclear fuel through its existing nuclear fuel lease facility.

    As of January 26, 1996, ComEd has an effective "shelf" registration statement with the SEC for the future sale of up to an additional $805 million of debt securities and cumulative preference stock for general corporate purposes of ComEd, including the discharge or refund of other outstanding securities.

    FINANCIAL CONDITION. ComEd's financial condition will continue to depend on its ability to generate revenues to cover its costs and to maintain adequate debt and preferred and preference stock coverages and common stock equity earnings. ComEd has no significant revenues other than from the sale of electricity. In December 1995, ComEd announced a cap on base electric rates at current levels. Consequently, ComEd's financial condition will be affected by, and ComEd's management is addressing, actions to maintain and increase sales, to control operating and capital expenditures, and to anticipate competitive activities. See "Business and Competition" and "Regulation" below.

    During the past several years, ComEd has instituted cost reduction plans including various workforce reductions. Such efforts included an offer of voluntary early retirement which was made to ComEd and the Indiana Company management, non-union and union employees eligible to retire or who became eligible to retire after December 31, 1993 and before April 1, 1995. Such program resulted in a charge to income of approximately $20.5 million (after reflecting income tax effects), substantially all of which was recorded during 1994. ComEd is continuing to examine methods of reducing the size of its workforce, including special severance offers. On October 30, 1995, ComEd declared an impasse in the collective bargaining agreement negotiations with its principal union and has implemented virtually all of the terms of its last offered proposal prior to the impasse. Those terms include, among other things, a wage increase retroactive to April 1, 1995 and a voluntary separation offer for employees who accepted and left ComEd's employ by year-end 1995. The union has filed an unfair labor practice charge with respect to ComEd's action with the National Labor Relations Board. The voluntary separation offer, combined with separation plans offered to selected groups of non-union employees, resulted in a charge to income of approximately $59 million (after reflecting income tax effects) or $0.27 per common share for the year 1995. This charge to income occurred primarily in the fourth quarter of 1995 when most of the acceptances of the offers occurred. ComEd expects to recover the costs of these plans within two years as a result of reduced personnel.

    ComEd has also examined, and is continuing to examine, the possibility of disposing of one or more of its fossil generating stations to a third party or parties and entering into a long-term power purchase arrangement. In connection with such examination, ComEd has solicited and received binding proposals with respect to such a transaction involving its State Line and Kincaid generating stations; and it is negotiating with possible purchasers with respect to such transactions. As presently structured, such transactions would involve a sale of the generating station assets at a price approximating their book value and a fifteen-year power purchase arrangement. Any such transactions would be subject to the negotiation of definitive agreements and regulatory approvals and are not expected to have a material impact on ComEd's consolidated financial position or results of operations.

    ComEd's securities and other securities guaranteed by ComEd are currently rated by three principal securities rating agencies as follows:


                                                           STANDARD  DUFF &
                                                 MOODY'S   & POOR'S  PHELPS
                                                 -------   --------  ------
    First mortgage and secured pollution
     control bonds.............................   Baa2      BBB       BBB
    Publicly-held debentures and unsecured
     pollution control obligations.............   Baa3      BBB-      BBB-
    Convertible preferred stock...............    baa3      BBB-      BBB-
    Preference stock..........................    baa3      BBB-      BBB-
    ComEd-obligated mandatorily redeemable
     preferred securities of the Trust........    baa3      BBB-      BBB-
    Commercial paper.........................     P-2       A-2       D-2


    As of January 1996, Standard & Poor's rating outlook on ComEd remained stable. As of October 1995, Moody's rating outlook on ComEd also remained stable. In August 1995, Duff & Phelps upgraded its rating of ComEd's preferred and preference stock from BB+ to BBB- and reaffirmed that its rating outlook on ComEd remained stable.

    BUSINESS AND COMPETITION. The electric utility business has historically been characterized by retail service monopolies in state or locally franchised service territories. Investor-owned electric utilities have tended to be vertically integrated with all aspects of their business subject to pervasive regulation. Although customers have normally been free to supply their electric power needs through self-generation, they have not had a choice of electric suppliers and self-generation has not generally been economical.

    The market place in which electric utilities like ComEd operate has become more competitive as a result of technological and regulatory changes, and many observers believe competition will intensify. Self-generation can be economical for certain customers, depending on how and when they use electricity and other customer-specific considerations. A number of competitors are currently seeking to identify and do business with those customers. In addition, suppliers of other forms of energy are increasingly competing to supply energy needs which historically were supplied primarily or exclusively by electricity. Also, a number of electric utilities (including utilities bordering ComEd's service area) have announced plans to combine, or have combined, to achieve certain size and operating efficiencies in response to expected changes in the market place. Finally, both the state and federal regulatory framework under which ComEd and other electric utilities have operated are under review. In recent years, there has been increasing debate at the state and federal levels regarding the structure and regulation of the electric utility industry. In particular, these discussions have focused on whether certain aspects of the industry, such as generation, could be more efficiently provided under a more competitive scheme.

    A central feature of the current debate over deregulation and changed regulation in the electric utility industry is the extent to which electric utilities will be permitted to recover so-called "stranded" or "strandable" costs incurred to fulfill their duty to serve all of the electricity needs within their service territories. These costs would be stranded to the extent that market-based rates would be insufficient to allow for full recovery of the investments.

    ComEd cannot estimate its strandable investment with any degree of accuracy at this time because of the number of variables involved. ComEd, however, is taking steps, such as aggressive cost-cutting measures and accelerated depreciation, to minimize its potential exposure. The regulatory and legislative initiatives that ComEd has proposed, described below, contemplate a full recovery of ComEd's costs to meet its duty to serve.

    The Energy Policy Act of 1992 has had a significant effect on companies engaged in the generation, transmission, distribution, purchase and sale of electricity. This Act, among other things, expands the authority of the FERC to order electric utilities to transmit or "wheel" wholesale power for others, and facilitates the creation of non-utility electric generating companies. In March 1995, the FERC issued a NOPR seeking comments on proposals intended to encourage a more competitive wholesale electric power market. The NOPR addresses both open access transmission and stranded cost issues. ComEd is unable to predict the structure and effect of any rule that the FERC may ultimately adopt based upon the NOPR.

    ComEd is facing increased competition from several non-utility businesses which seek to provide energy services to users of electricity, especially larger customers such as industrial, commercial and wholesale customers. Such suppliers include independent power producers and unregulated energy services companies. In this regard, natural gas utilities operating in ComEd's service area have established subsidiary ventures to provide heating, ventilating and air conditioning services, attempting to attract ComEd's customers. Also, several utilities in the United States have established unregulated energy services subsidiaries which pursue business opportunities outside of the utilities' regular service areas. In addition, cogeneration and energy services companies have begun soliciting ComEd's customers to provide alternatives to using ComEd's electricity. In October 1993, the ICC granted ComEd the authority to negotiate special discount contract rates with new or existing industrial customers for up to a total of 400 megawatts of added load, where the customers would not have chosen service from ComEd for the increased load in the absence of the discount rates. In addition, in June 1994, the ICC granted ComEd the authority to negotiate special discount contract rates with up to 25 of its largest existing customers, where such contracts would be necessary to retain the customers' existing load on ComEd's system. The Illinois Appellate Court reversed the latter ICC decision, ruling that state law prohibited the confidential aspects of the contracts. ComEd has petitioned the Illinois Supreme Court to review the reversal. ComEd has also sought and received ICC approval for the eleven contracts at special discount rates which it negotiated prior to the Illinois Appellate Court's decision.

    In 1994, the ICC formed a task force for the purpose of conducting a broad-based and open examination of the expanding presence of market components within the electric utility industry. Participants from more than 40 organizations, including representatives from the electric utility industry (including ComEd), met to examine three broad issues: effects of regulation, competition and future regulatory and legislative changes. In May 1995, the task force issued its report sharing the views of the participants on the issues.

    Legislation has been passed in Illinois to review the need for changes in the regulatory framework under which Illinois electric utilities operate. The Joint Committee on Electric Utility Regulatory Reform was created pursuant to House/Senate Joint Resolution 21 to develop any legislative reform proposals it finds necessary. A final legislative proposal is to be delivered by November 8, 1996. ComEd is participating as a member of the Technical Advisory Group. A bill allowing utilities to submit plans for alternative regulation, such as price caps or incentive regulation, has been signed by the Governor of Illinois. On December 11, 1995, ComEd announced a series of customer initiatives as part of its larger ongoing effort to address the need to give all customer classes the opportunity to benefit from increased competition in the electric utility business, while retaining the benefits (such as reliability) of current regulation and ensuring utilities' cost recovery for commitments made under the obligation to serve customers. The initiatives include (i) a five-year cap on base electric rates at current levels, (ii) certain energy monitoring and management programs designed to monitor and control energy usage, particularly during certain peak periods, (iii) single statement, or unified, billing for certain multi-site customers, (iv) certain incentives for manufacturing customers looking to expand operations or to locate in northern Illinois and (v) market pricing options for up to ten percent of certain large industrial customers' existing electric energy requirements and all of their incremental requirements. ComEd anticipates the initiatives will be fully implemented in 1997 and will reduce its revenues by approximately $42 million annually (including the effects of previously implemented initiatives and before income tax effects) primarily through changes in energy utilization and increase its costs by at least $30 million annually (before income tax effects) through the acceleration of depreciation charges on its nuclear generating units. ComEd expects to file a request for ICC approval of the accelerated depreciation initiatives in the near future. Management expects the financial impact of these initiatives will be substantially offset by ComEd's cost reduction efforts and expected growth in its business. ComEd also continues to consider the possibility of additional accelerated depreciation options.

    Under ComEd's initiatives, the five-year base rate cap at current levels became effective in December 1995 and will extend until January 1, 2001. The rate cap does not affect ComEd's fuel cost or nuclear decommissioning cost recovery provisions. ComEd's fuel cost variances will continue to be collected through its fuel adjustment clause, and such collections will continue to be subject to annual reconciliation proceedings before the ICC. Nuclear decommissioning cost variances will continue to be collected under a rider that was approved in the Rate Order, and such rider is intended to allow annual adjustments in decommissioning cost recoveries from ratepayers as changes in cost estimates occur. See "Depreciation and Decommissioning" in Note 1 of Notes to Financial Statements for additional information regarding the decommissioning costs rider.

    On December 13, 1995, ComEd announced a proposal to amend certain provisions of the Illinois Public Utilities Act. The proposal would, among other things, allow Illinois utilities to launch five-year experimental "direct access" programs, whereby certain customers would have the opportunity to obtain some of their electric energy requirements from their chosen supplier. If the proposal is adopted as legislation, such "direct access" programs could begin as early as 1998; and under the legislation, ComEd announced it would offer such a program for new or expanded load of three megawatts or greater in its northern Illinois service territory. Under ComEd's proposal, if such "direct access" proves workable, and the ICC finds it to be in the public interest, the ICC could order it as an option for all electricity consumers in Illinois starting in 2003. Other Illinois utilities have also initiated both legislative and regulatory proposals. Both Illinois Power Company and Central Illinois Light Company have filed proposed retail wheeling experiments with the ICC. These experiments are currently the subject of hearings. ComEd cannot predict whether, or in what form, these proposals may be approved. See "Regulation" and "Regulatory
Assets and Liabilities" in Note 1 of Notes to Financial Statements.

    CAPITAL STRUCTURE. The ratio of ComEd's long-term debt to total capitalization has decreased to 49.3% at December 31, 1995 from 54.6% at December 31, 1994. This decrease is related primarily to the retirement and early redemption of long-term debt.


                                UNREGULATED OPERATIONS

    Unicom Enterprises is engaged, through a subsidiary, in energy service activities which are not subject to utility regulation by state or federal agencies. The subsidiary, Unicom Thermal, currently provides district cooling services to office and other buildings from a central location in the city of Chicago. District cooling involves, in essence, the production of chilled water at a central location(s) and its circulation to and from such location(s) to customers' buildings through a closed circuit of piping. Such water is circulated through customers' premises for air conditioning. This process is used in lieu of self-generated cooling utilizing CFC refrigerants. As a result of the Clean Air Amendments, the manufacture and use of CFCs will be curtailed, commencing in 1996, thereby creating an excellent marketing opportunity for non-CFC based systems, such as district cooling. Unicom Thermal and the city of Chicago have entered into a non-exclusive franchise agreement. Unicom Thermal's first plant began service in May 1995, and sufficient contracts have been secured to utilize the full capacity of the plant. As of January 10, 1996, Unicom Thermal Technologies Boston, a subsidiary of Unicom Thermal, has entered into a limited liability corporation as a minority member with Boston Edison Technologies Group to provide district cooling services to office and other buildings in the city of Boston.

    CAPITAL BUDGETS. Unicom Thermal has forecasted capital expenditures for the years 1996-98 of approximately $100 million, primarily representing the construction costs of its district cooling facilities in the city of Chicago. Construction of its first district cooling facility was completed in May 1995 and cost approximately $30 million. Unicom Thermal began construction on two additional cooling facilities in 1995. As of December 31, 1995, Unicom Thermal's purchase commitments, principally related to construction, were approximately $21 million.

    CAPITAL RESOURCES. Unicom expects to obtain funds to invest in its unregulated subsidiaries principally from dividends received on its ComEd common stock and from bank borrowings. While the amount of dividends on ComEd common stock is expected to be greater than the amount of dividends on Unicom common stock, the availability of such dividends is dependent on ComEd's financial performance and cash position. Other forms of financing by ComEd of Unicom or the unregulated subsidiaries, such as loans or additional equity investments (none of which is expected), would be subject to the prior approval of the ICC.

    Unicom Enterprises has a $200 million credit facility which will expire in 1998 of which $158 million was unused as of December 31, 1995. The credit facility can be used by Unicom Enterprises to finance investments in unregulated energy-related businesses and projects, including Unicom Thermal, and for general corporate purposes. The credit facility is guaranteed by Unicom and includes certain covenants with respect to Unicom's and Unicom Enterprises' operations. Interest rates for borrowings under the credit facility are set at the time of a borrowing and are based on either a prime interest rate or a floating rate bank index plus a spread which varies with the credit rating of ComEd's outstanding first mortgage bonds. See Note 10 of Notes to Financial Statements for additional information regarding certain covenants with respect to Unicom's and Unicom Enterprises' operations.


REGULATION

    ComEd and the Indiana Company are subject to state and federal regulation in the conduct of their respective businesses, including the operations of Cotter. Such regulation includes rates, securities issuance, nuclear operations, environmental and other matters. Particularly in the cases of nuclear operations and environmental matters, such regulation can and does affect operational and capital expenditures.

    RATE PROCEEDINGS. ComEd's revenues, net income, cash flows and plant carrying costs have been affected directly by various rate-related proceedings. During 1993, ComEd was involved in a number of proceedings concerning its rates. The uncertainties associated with such proceedings and related issues, among other things, led to the Rate Matters Settlement and the Fuel Matters Settlement in late 1993 (see Note 2 of Notes to Financial Statements). The effects of such settlements during 1993 and 1994 are discussed below under "Results of Operations."

    On January 9, 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 1994 rate increase request. The Rate Order provides, among other things, for (i) an increase in ComEd's total revenues of approximately $301.8 million (excluding add-on revenue taxes) or 5.2%, on an annual basis, including a $303.2 million increase in base rates, (ii) the collection of municipal franchise costs as an adder to base rates until May 1, 1995, when ComEd began collecting such costs prospectively on an individual municipality basis through a rider, and (iii) the use of a rider, with annual review proceedings, to pass on to ratepayers increases or decreases in estimated costs associated with the decommissioning of ComEd's nuclear generating units. See "Depreciation and Decommissioning" in Note 1 of Notes to Financial Statements for information related to the level of decommissioning cost collections allowed in the Rate Order and subsequent rider proceedings. The ICC also determined that the Units were 100% "used and useful" and that the previously determined reasonable costs of such Units, as depreciated, should be included in full in ComEd's rate base. The rates provided in the Rate Order became effective on January 14, 1995; however, they are being collected subject to refund as a result of subsequent judicial action. As of December 31, 1995, electric operating revenues of approximately $319 million (excluding revenue taxes) are subject to refund. Intervenors and ComEd have filed appeals of the Rate Order with the Illinois Appellate Court.

    NUCLEAR MATTERS. During the past several years, the NRC has placed two of ComEd's nuclear generating stations, Zion station and Dresden station, on its list of plants to be monitored closely. Although Zion station (which was placed on the list in early 1991) was removed from that list in February 1993, Dresden station (which was placed on the list in early 1992) remains on the list. In June 1995, the NRC reported that over the past year performance at Dresden was cyclical; that plant material condition needed to be improved at Dresden and that a more effective work management system was needed to deal with the corrective maintenance backlog. In January 1996, the NRC noted improvement but indicated that certain of the same concerns continue to exist. The NRC also stated that the effectiveness of the recent improvement efforts must be sustained. In January 1994, ComEd was notified by the NRC that ComEd's LaSalle County and Quad-Cities stations were placed on the list of plants with adverse performance trends. ComEd was informed that the NRC concerns about LaSalle County station included, among other matters, deficient radiation worker practices, and that concerns with Quad-Cities station included, among other matters, deficiencies in the condition of certain station equipment and the effectiveness of the operators of the units in identifying and responding to certain operational problems. In February and June 1995, the NRC concluded that LaSalle County and Quad-Cities, respectively, had arrested the adverse trends in most areas and "normal" designation has been reestablished.

    Because of the age of Zion, Dresden and Quad-Cities stations, ComEd anticipates continued expenditures in order to improve reliability and to meet NRC regulatory expectations. Beginning in late 1992, ComEd restructured its management of its nuclear operations division and since that time has committed additional resources to the stations' operations. In addition, generating station availability and performance during a year may be issues in fuel reconciliation proceedings in assessing the prudence of fuel and power purchases during such year. Final ICC orders have been issued in fuel reconciliation proceedings for years prior to 1994; however, certain intervenors have appealed the ICC order in the 1989 fuel reconciliation proceedings on issues relating to nuclear station performance.

    ComEd estimates that it will expend approximately $15 billion, excluding any contingency allowance, for decommissioning costs primarily during the period from 2007 through 2032. Such costs, which are estimated to aggregate $3.7 billion in current-year (1996) dollars, are expected to be funded by external decommissioning trusts which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations as well as changes in the assumptions used in making such estimates. See Note 1 of Notes to Financial Statements under "Depreciation and Decommissioning" for additional information regarding decommissioning costs.

    ENVIRONMENTAL MATTERS. ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses and changes in operating procedures. See Note 21 of Notes to Financial Statements for information regarding certain effects of CERCLA on ComEd.


RESULTS OF OPERATIONS

    Unicom's earnings per common share were $2.98 in 1995, $1.66 in 1994 and $0.22 in 1993. Substantially all of the results of operations for Unicom are the results of operations for ComEd. The results of Unicom's unregulated subsidiaries are not material to the results of Unicom and subsidiary companies as a whole. As such, the following section discusses the results of operations for ComEd alone.

    NET INCOME. The 1995 results reflect higher revenues primarily as a result of higher kilowatthour sales and the higher rate levels which became effective in January 1995 under the Rate Order. The higher kilowatthour sales reflect the unusually hot summer weather in 1995. The 1995 results were also affected by higher operation and maintenance expenses, which reflect an after-tax charge of $59 million or $0.27 per common share for a voluntary separation offer for union employees who accepted and left ComEd's employ by year-end 1995 combined with separation plans offered to selected groups of non-union employees. ComEd also recorded an after-tax charge of $20 million or $0.09 per common share related to the early redemption of $645 million of long-term debt.

    The 1994 results reflect higher revenues as a result of the favorable comparison to 1993 in which the effects of the Rate Matters Settlement and the Fuel Matters Settlement were recorded. The 1994 results also reflect ComEd's increased kilowatthour sales to ultimate consumers. The effects of these items were partially offset by higher operation and maintenance expenses, which include an after-tax charge of $20 million or $0.09 per common share for additional pension costs related to an early retirement offer made to certain employees during 1994. ComEd also recorded a reduction in the carrying value of its investments in uranium-related properties in 1994, which reduced net income by $34 million or $0.16 per common share.

    The 1993 results were significantly affected by the recording of the effects of the Rate Matters Settlement and the Fuel Matters Settlement, which reduced 1993 net income by approximately $354 million or $1.66 per common share, in addition to the effect of the deferred recognition of revenues which ComEd had recorded during 1993 (approximately $160 million or $0.75 per common share), and after the partially offsetting effect of recording approximately $269 million or $1.26 per common share in deferred carrying charges, net of income taxes, as authorized in the Remand Order. The 1993 earnings also reflect a one-time favorable cumulative effect of $10 million or $0.05 per common share as a result of the adoption of SFAS No. 109, Accounting for Income Taxes. The effect of the non-recurring items was partially offset by a higher level of kilowatthour sales and lower operation and maintenance expenses. Excluding non-recurring items, earnings in 1993 would have been $1.83 per common share.

    KILOWATTHOUR SALES. Kilowatthour sales to ultimate consumers increased 4.6% in 1995, 2.8% in 1994 and 4.6% in 1993 as a result of increased sales to all classes of customers, except railroads, which decreased during each year, reflecting progressively warmer summers (particularly in 1995) and, in 1994, colder winter weather than in 1993. The service territory economy also improved during 1994, which contributed to the increase in kilowatthour sales. Kilowatthour sales including sales for resale increased 7.3% in 1995, decreased 3.0% in 1994 and increased 16.0% in 1993.

    OPERATING REVENUES. ComEd's operating revenues increased $632 million in 1995 principally reflecting the higher kilowatthour sales described above and higher rate levels under the Rate Order. Operating revenues increased $1,017 million in 1994 principally reflecting the favorable comparison to 1993 in which the effects of the Rate Matters Settlement and the Fuel Matters Settlement were recorded and the increased level of kilowatthour sales to ultimate consumers described above. The increase was partially offset by a decrease in energy costs recovered under the fuel adjustment clause in ComEd's rates.

    Operating revenues decreased $766 million in 1993 principally reflecting the recording of the effects of the Rate Matters Settlement and the Fuel Matters Settlement, which reduced 1993 operating revenues by $1,282 million. This reduction was partially offset by a higher level of kilowatthour sales and an increase in energy costs recovered under the fuel adjustment clause in ComEd's rates. See "Net Income" above and Note 2 of Notes to Financial Statements for additional information.

    FUEL COSTS. Changes in fuel expense for 1995, 1994 and 1993 primarily resulted from changes in the average cost of fuel consumed, changes in the mix of fuel sources of electric energy generated and changes in net generation of electric energy. Fuel mix is determined primarily by system load, the costs of fuel consumed and the availability of nuclear generating units. The cost of fuel consumed, net generation of electric energy and fuel sources of kilowatthour generation were as follows:


                                                       1995    1994    1993
                                                       -----   -----   -----
 Cost of fuel consumed (per million Btu):
    Nuclear.......................................     $0.52   $0.53   $0.52
    Coal..........................................     $2.43   $2.31   $2.89
    Oil...........................................     $3.06   $2.89   $3.03
    Natural gas...................................     $1.85   $2.27   $2.70
    Average all fuels.............................     $1.05   $1.08   $1.15
 Net generation of electric energy
   (millions of kilowatthours)....................    96,608  90,243  94,266

 Fuel sources of kilowatthour generation:
    Nuclear.......................................        73%     71%     75%
    Coal..........................................        24      25      23
    Oil...........................................        --       1       1
    Natural gas...................................         3       3       1
                                                       -----   -----   -----
                                                         100%    100%    100%
                                                       -----   -----   -----
                                                       -----   -----   -----


    Under the Energy Policy Act of 1992, investor-owned electric utilities that have purchased enrichment services from the DOE are being assessed amounts to fund a portion of the cost for the decontamination and decommissioning of uranium enrichment facilities owned and previously operated by the DOE. ComEd's portion of such assessments is estimated to be approximately $15 million per year (to be adjusted annually for inflation) to 2007. The Act provides that such assessments are to be treated as a cost of fuel. See Note 1 of Notes to Financial Statements under "Deferred Unrecovered Energy Costs" for information related to the accounting for such costs.

     FUEL SUPPLY. Compared to other utilities, ComEd has relatively low average fuel costs as a result of its reliance predominantly on lower cost nuclear generation. ComEd's coal costs, however, are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal provide for the purchase of certain coal at prices substantially above currently prevailing market prices and ComEd has significant purchase commitments under its contracts. In addition, as of December 31, 1995, ComEd had unrecovered fuel costs in the form of coal reserves of approximately $448 million. In prior years, ComEd's commitments for the purchase of coal exceeded its requirements. Rather than take all the coal it was required to take, ComEd agreed to purchase the coal in place in the form of coal reserves. For additional information concerning ComEd's coal purchase commitments, fuel reconciliation proceedings and coal reserves, see ''Liquidity and Capital Resources'' above and Notes 1, 2 and 21 of Notes to Financial Statements.

     PURCHASED POWER. Amounts of purchased power are primarily affected by system load, the availability of ComEd and the Indiana Company's generating units and the availability and cost of power from other utilities.

     The number and average cost of kilowatthours purchased were as follows:


                                        1995         1994         1993
                                        ----         ----         ----
     Kilowatthours (millions). . . .    2,475        2,071         644
     Cost per kilowatthour . . . . .     2.60 cents   2.86 cents  1.91 cents


    DEFERRED UNDER OR OVERRECOVERED ENERGY COSTS--NET. Fuel expenses for the years 1995, 1994 and 1993 include the net change in under or overrecovered allowable energy costs under ComEd's fuel adjustment clause. See "Fuel Costs" and "Fuel Supply" above and Note 1 of Notes to Financial Statements under "Deferred Unrecovered Energy Costs."

    OPERATION AND MAINTENANCE EXPENSES. ComEd's operation and maintenance expenses increased 4% during 1995, increased 2% during 1994 and decreased 4% during 1993. The increase in 1995 primarily reflects increased expenses for costs related to voluntary employee separation plans, nuclear and fossil generating stations, customer-related activities and incentive compensation programs, partially offset by lower expenses associated with transmission and distribution facilities, certain administrative and general costs and pensions and other employee benefits, including postretirement health care benefits. The increase in 1994 primarily reflects increased expenses associated with pensions and other employee benefits, incentive compensation programs, nuclear and fossil generating stations, and certain administrative and general costs, partially offset by lower expenses associated with transmission and distribution facilities. The decrease in 1993 primarily reflects decreased expenses associated with nuclear and fossil generating stations, pension benefits and customer-related activities, a decrease in the number of employees and lower research costs, partially offset by higher costs of postretirement health care benefits and the cost related to the 1993 special incentive plan for employees. Wage increases, the effects of which are reflected in the increases and decreases discussed below, have increased operation and maintenance expenses during 1995 and 1994. Wages in 1993 were not increased over 1992 levels. Operation and maintenance expenses in 1995 and 1994 include approximately $16 million and $20 million, respectively, for wage increases. The effects of inflation have increased operation and maintenance expenses during the years and are also reflected in the increases and decreases discussed below.

    Operation and maintenance expenses for pensions and other employee benefits, including postretirement health care benefits, decreased $40 million in 1995, increased $30 million in 1994 and decreased $2 million in 1993. The 1995 decrease reflects a decrease of $40 million in the provision for postretirement health care costs, partially offset by a $25 million increase for the portion of the costs of the voluntary employee separation plans related to postretirement health care benefits and an increase of $9 million for certain other employee benefits. The 1994 increase includes a $34 million increase in pension costs related to an early retirement program offered in 1994. See "Liquidity and Capital Resources," subcaption "Financial Condition," for additional information regarding the employee separation plans offered in 1995 and the 1994 early retirement program. The 1993 decrease reflects a decrease in pension benefits of $16 million which was partially offset by an increase in postretirement health care benefits of $14 million. The increase in postretirement health care benefits in 1993 reflects $17 million as a result of adopting SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.

    Operation and maintenance expenses in 1995 also reflect $72 million for the portion of the costs of the voluntary employee separation plans not related to the postretirement health care benefits described above. See "Liquidity and Capital Resources," subcaption "Financial Condition," above for information regarding the employee separation plans offered in 1995.

    Operation and maintenance expenses associated with the nuclear generating stations tend to be affected by the number of outages (both scheduled and non-scheduled) of the units, during which a greater number of activities related to inspection, maintenance and improvement are scheduled and carried out. Such expenses increased $32 million in 1995, increased $9 million in 1994 and decreased $74 million in 1993. The increase in 1995 is primarily due to increased expenses related to the plant improvement efforts at Dresden and Zion stations. The increase in 1994 is due to activities undertaken during increased scheduled and non-scheduled outages. The decrease in 1993 includes the effects of ComEd's cost reduction efforts, including re-engineering and process improvements, eliminating unnecessary work and increasing the efficiency at which the remaining work was performed. Future operation and maintenance expenses associated with nuclear generating stations may be significantly affected by regulatory, operational and other requirements. See "Nuclear Matters" under "Regulation" above.

    Operation and maintenance expenses associated with the fossil generating stations also tend to be affected by the number of outages in the same manner as nuclear generating stations. Such expenses increased $8 million in 1995, increased $4 million in 1994 and decreased $13 million in 1993. The increase in 1995 reflects the cost for the increase in scope of scheduled overhauls partially offset by the net effect of a reduction of personnel. The increase in 1994 reflects, in part, activities undertaken during a greater number of scheduled overhauls. The decrease in 1993 includes the effects of ComEd's cost reduction efforts. Research costs also decreased $10 million in 1993 due to the cost reduction efforts.

    Operation and maintenance expenses associated with ComEd's transmission and distribution system decreased $3 million and $18 million in 1995 and 1994, respectively. The decreases in 1995 and 1994 reflect the effects of ComEd's cost containment efforts. Costs of customer-related activities, including customer assistance and energy sales services, increased $10 million in 1995 and decreased $13 million in 1993.

    Operation and maintenance expenses reflect $65 million, $50 million and $36 million for employee incentive compensation plan costs related to the achievement of certain financial performance, cost containment and operating performance goals in 1995, 1994 and 1993, respectively.

    Certain administrative and general costs decreased $16 million in 1995 and increased $12 million in 1994. The decrease in 1995 was due to a variety of reasons including a decrease in expenses related to insurance, injuries and damages and the provision for vacation pay liability. The increase in 1994 is primarily due to increased provisions for injuries and damages and obsolete materials.

    DEPRECIATION. Depreciation expense increased in 1995, 1994 and 1993 as a result of additions to plant in service. See "Depreciation and Decommissioning" in Note 1 of Notes to Financial Statements for additional information. ComEd also intends to seek authorization from the ICC to accelerate the depreciation charges on its nuclear generating units. See "Business and Competition" under "Liquidity and Capital Resources."

    INTEREST ON DEBT. Changes in interest on long-term debt and notes payable for the years 1995, 1994 and 1993 were due to changes in average interest rates and in the amounts of long-term debt and notes payable outstanding. Changes in interest on ComEd's long-term debt also reflected new issues of debt, the retirement and early redemption of debt, and the retirement and redemption of issues which were refinanced at generally lower rates of interest. The average amounts of ComEd's long-term debt and notes payable outstanding and average interest rates thereon were as follows:


                                                    1995     1994      1993
                                                   ------   ------    ------
    Long-term debt outstanding:
         Average amount (millions) . . . . .      $7,528    $7,934      $8,105
         Average interest rate . . . . . . .        7.78%     7.83%       8.03%
    Notes payable outstanding:
         Average amount (millions) . . . . .      $   51    $    9      $    6
         Average interest rate . . . . . . .        6.40%     6.48%       5.83%


    DEFERRED CARRYING CHARGES. In the Remand Order, the ICC provided that, for ratemaking purposes, deferred carrying charges on the reasonable and "used and useful" plant costs of the Units for the period April 1, 1989 until approximately March 20, 1991, the date under the Remand Order that the Units were reflected in rates, could be deferred and amortized. Approximately $438 million of such costs was capitalized as a regulatory asset in October 1993 and resulted in an increase to net income for the year 1993 of approximately $269 million or $1.26 per common share. Amortization of deferred carrying charges was $13 million in 1995 and 1994 and was $2 million in 1993.

    DECOMMISSIONING. The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry, including ComEd, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in financial statements of electric utilities. In response to these questions, the FASB is reviewing the accounting for nuclear decommissioning costs. If current electric utility industry accounting practices for such decommissioning costs are changed, annual provisions for decommissioning could increase and the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation. Unicom does not believe that such changes, if required, would have an adverse effect on results of operations due to ComEd's current and future ability to recover decommissioning costs through rates.

    INVESTMENTS IN URANIUM-RELATED PROPERTIES. In May 1994, ComEd recorded a reduction in the carrying value of its investments in uranium-related properties after completing a review of various alternatives and reassessing the long-term recoverability of those investments. The effects of the reduction reduced 1994 net income by $34 million or $0.16 per common share.

    OTHER ITEMS. The amounts of AFUDC reflect changes in the average levels of investment subject to AFUDC and changes in the average annual capitalization rates as discussed in Note 1 of Notes to Financial Statements. AFUDC does not contribute to the current cash flow of Unicom or ComEd.

    ComEd's ratios of earnings to fixed charges for the years 1995, 1994 and 1993 were 2.79, 1.99 and 1.19, respectively. ComEd's ratios of earnings to fixed charges and preferred and preference stock dividend requirements for the years 1995, 1994 and 1993 were 2.39, 1.73 and 1.03, respectively.

    Business corporations in general have been adversely affected by inflation because amounts retained after the payment of all costs have been inadequate to replace, at increased costs, the productive assets consumed. Electric utilities in particular have been especially affected as a result of their capital intensive nature and regulation which limits capital recovery and prescribes installation or modification of facilities to comply with increasingly stringent safety and environmental requirements. Because the regulatory process limits the amount of depreciation expense included in ComEd's revenue allowance to the original cost of utility plant investment, the resulting cash flows are inadequate to provide for replacement of that investment in future years or preserve the purchasing power of common equity capital previously invested.

                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders of Unicom Corporation:

    We have audited the accompanying consolidated balance sheets and statements of consolidated capitalization of Unicom Corporation (an Illinois corporation) and subsidiary companies as of December 31, 1995 and 1994, and the related statements of consolidated income, retained earnings and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unicom Corporation and subsidiary companies as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                       ARTHUR ANDERSEN LLP

Chicago, Illinois
January 26, 1996

                     UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                          STATEMENTS OF CONSOLIDATED INCOME

    The following Statements of Consolidated Income for the years 1995, 1994 and 1993 reflect the results of past operations and are not intended as any representation as to results of operations for any future period. Future operations will necessarily be affected by various and diverse factors and developments, including changes in electric rates, population, business activity, competition, taxes, environmental control, energy use, fuel supply, cost of labor, fuel and purchased power and other matters, the nature and effect of which cannot now be determined.



                                                                       1995         1994          1993
                                                                    ----------   ----------   -----------
                                                                      (THOUSANDS EXCEPT PER SHARE DATA)

OPERATING REVENUES:
    Operating revenues . . . . . . . . . . . . . . . . . . . . .   $6,910,045   $6,293,430   $ 6,547,205
    Provisions for revenue refunds . . . . . . . . . . . . . . .          --       (15,909)   (1,286,765)
                                                                   ----------   ----------   -----------
                                                                   $6,910,045   $6,277,521   $ 5,260,440
                                                                   ----------   ----------   -----------
OPERATING EXPENSES AND TAXES:
    Fuel . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $1,087,109   $1,051,793   $ 1,169,178
    Purchased power. . . . . . . . . . . . . . . . . . . . . . .       64,378       59,123        12,303
    Operation and maintenance. . . . . . . . . . . . . . . . . .    2,175,439    2,094,655     2,039,403
    Depreciation . . . . . . . . . . . . . . . . . . . . . . . .      898,035      887,466       862,766
    Recovery of regulatory assets. . . . . . . . . . . . . . . .       15,272       15,453         5,235
    Taxes (except income). . . . . . . . . . . . . . . . . . . .      833,356      787,796       701,913
    Income taxes . . . . . . . . . . . . . . . . . . . . . . . .      526,567      326,744        95,251
    Investment tax credits deferred--net . . . . . . . . . . . .      (28,710)     (28,757)      (29,424)
                                                                   ----------   ----------   -----------
                                                                   $5,571,446   $5,194,273   $ 4,856,625
                                                                   ----------   ----------   -----------
OPERATING INCOME . . . . . . . . . . . . . . . . . . . . . . . .   $1,338,599   $1,083,248   $   403,815
                                                                   ----------   ----------   -----------
OTHER INCOME AND (DEDUCTIONS):
    Interest on long-term debt . . . . . . . . . . . . . . . . .   $ (587,438)  $ (621,225)  $  (651,181)
    Interest on notes payable. . . . . . . . . . . . . . . . . .       (3,280)        (557)         (334)
    Allowance for funds used during construction--
         Borrowed funds. . . . . . . . . . . . . . . . . . . . .       11,137       18,912        16,930
         Equity funds. . . . . . . . . . . . . . . . . . . . . .       13,129       22,628        20,618
    Income taxes applicable to nonoperating activities . . . . .        5,085       27,074        30,705
    Deferred carrying charges. . . . . . . . . . . . . . . . . .          --           --        438,183
    Interest and other costs for 1993 Settlements. . . . . . . .          (61)     (21,464)      (98,674)
    Provision for dividends on--
         Preferred and preference stocks of ComEd. . . . . . . .      (69,961)     (64,927)      (66,052)
         ComEd-obligated mandatorily redeemable preferred
           securities of subsidiary trust. . . . . . . . . . . .       (4,428)         --            --
    Miscellaneous--net . . . . . . . . . . . . . . . . . . . . .      (43,249)     (88,755)      (57,360)
                                                                   ----------   ----------   -----------
                                                                   $ (679,066)  $ (728,314)  $  (367,165)
                                                                   ----------   ----------   -----------
NET INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING FOR INCOME TAXES. . . . . . . . . . . . .   $  659,533   $  354,934   $    36,650
EXTRAORDINARY LOSS RELATED TO EARLY REDEMPTION OF LONG-TERM
  DEBT, LESS APPLICABLE INCOME TAXES . . . . . . . . . . . . . .      (20,022)         --            --
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR INCOME TAXES . . .          --           --          9,738
                                                                   ----------   ----------   -----------
NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  639,511   $  354,934   $    46,388
                                                                   ----------   ----------   -----------
                                                                   ----------   ----------   -----------
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING. . . . . . . . . . .      214,691      214,031       213,508
EARNINGS PER COMMON SHARE BEFORE EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR INCOME TAXES . .   $     3.07   $     1.66   $      0.17
EXTRAORDINARY LOSS RELATED TO EARLY REDEMPTION OF LONG-TERM
  DEBT, LESS APPLICABLE INCOME TAXES . . . . . . . . . . . . . .        (0.09)         --            --
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR INCOME TAXES . . .          --           --           0.05
                                                                   ----------   ----------   -----------
EARNINGS PER COMMON SHARE. . . . . . . . . . . . . . . . . . . .   $     2.98   $     1.66   $      0.22
                                                                   ----------   ----------   -----------
                                                                   ----------   ----------   -----------
CASH DIVIDENDS DECLARED PER COMMON SHARE . . . . . . . . . . . .   $     1.60   $     1.60   $      1.60



   The accompanying Notes to Financial Statements are an integral part of the above statements.

                     UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                             CONSOLIDATED BALANCE SHEETS



                                                                                                   DECEMBER 31
                                                                                             --------------------------
                                     ASSETS                                                      1995         1994
                                     ------                                                  -----------    -----------
                                                                                               (THOUSANDS OF DOLLARS)
UTILITY PLANT:
   Plant and equipment, at original cost (includes construction work in
     progress of $1,105 million and $1,043 million, respectively)..................          $27,052,778    $26,257,665
   Less--Accumulated provision for depreciation....................................           10,565,093      9,623,756
                                                                                             -----------    -----------
                                                                                             $16,487,685    $16,633,909
   Nuclear fuel, at amortized cost.................................................              734,667        689,424
                                                                                             -----------    -----------
                                                                                             $17,222,352    $17,323,333
                                                                                             -----------    -----------

INVESTMENTS AND OTHER PROPERTY:
   Nuclear decommissioning funds...................................................          $ 1,237,527    $   880,944
   Subsidiary companies............................................................              113,657        118,051
   Other, at cost..................................................................               96,937         41,292
                                                                                             -----------    -----------
                                                                                             $ 1,448,121    $ 1,040,287
                                                                                             -----------    -----------

CURRENT ASSETS:
   Cash............................................................................          $     3,575    $     1,927
   Temporary cash investments......................................................               47,801         75,008
   Other cash investments..........................................................                   --         19,588
   Special deposits................................................................                3,546         29,603
   Receivables--
     Customers.....................................................................              580,254        463,386
     Taxes.........................................................................               82,319         36,083
     Other.........................................................................               83,151         67,389
     Provisions for uncollectible accounts.........................................              (11,828)       (10,720)
   Coal and fuel oil, at average cost..............................................              129,176        108,872
   Materials and supplies, at average cost.........................................              333,539        384,612
   Deferred unrecovered energy costs...............................................               46,028         48,697
   Deferred income taxes related to current assets and liabilities--
     Loss carryforward.............................................................                   --         10,090
     Other.........................................................................              107,991        110,267
   Prepayments and other...........................................................               45,272         57,050
                                                                                             -----------    -----------
                                                                                             $ 1,450,824    $ 1,401,852
                                                                                             -----------    -----------

DEFERRED CHARGES AND OTHER NONCURRENT ASSETS:
   Regulatory assets...............................................................          $ 2,467,386    $ 2,604,270
   Unrecovered energy costs........................................................              588,152        643,438
   Other...........................................................................               70,153        108,308
                                                                                             -----------    -----------
                                                                                             $ 3,125,691    $ 3,356,016
                                                                                             -----------    -----------
                                                                                             $23,246,988    $23,121,488
                                                                                             -----------    -----------
                                                                                             -----------    -----------



   The accompanying Notes to Financial Statements are an integral part of the above statements.

                     UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                             CONSOLIDATED BALANCE SHEETS



                                                                                              DECEMBER 31
                                                                                        --------------------------
                        CAPITALIZATION AND LIABILITIES                                       1995           1994
                        ------------------------------                                  -----------    -----------
                                                                                          (THOUSANDS OF DOLLARS)
CAPITALIZATION (see accompanying statements):
   Common stock equity........................................................          $ 5,769,637    $ 5,448,127
   Preferred and preference stocks of ComEd--
     Without mandatory redemption requirements................................              508,034        508,147
     Subject to mandatory redemption requirements.............................              261,475        292,163
   ComEd-obligated mandatorily redeemable preferred securities of
     subsidiary trust*........................................................              200,000            --
   Long-term debt.............................................................            6,549,335      7,453,206
                                                                                        -----------    -----------
                                                                                        $13,288,481    $13,701,643
                                                                                        -----------    -----------

CURRENT LIABILITIES:
   Notes payable--
     Commercial paper........................................................           $   261,000    $       --
     Bank loans..............................................................                 7,150          7,150
   Current portion of long-term debt, redeemable preference stock and
     capitalized lease obligations of subsidiary companies...................               434,563        560,545
   Accounts payable..........................................................               606,806        351,081
   Accrued interest..........................................................               171,488        182,622
   Accrued taxes.............................................................               215,966        206,973
   Dividends payable.........................................................               102,497        102,647
   Customer deposits.........................................................                44,521         44,514
   Other.....................................................................                93,841         85,845
                                                                                        -----------    -----------
                                                                                        $ 1,937,832    $ 1,541,377
                                                                                        -----------    -----------

DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES:
   Deferred income taxes.....................................................           $ 4,506,043    $ 4,383,347
   Accumulated deferred investment tax credits...............................               689,041        717,752
   Accrued spent nuclear fuel disposal fee and related interest..............               624,191        589,757
   Obligations under capital leases of subsidiary companies..................               375,524        433,184
   Regulatory liabilities....................................................               601,002        699,426
   Other.....................................................................             1,224,874      1,055,002
                                                                                        -----------    -----------
                                                                                        $ 8,020,675    $ 7,878,468
                                                                                        -----------    -----------
COMMITMENTS AND CONTINGENT LIABILITIES (Note 21)

                                                                                        $23,246,988    $23,121,488
                                                                                        -----------    -----------
                                                                                        -----------    -----------




   *As described in Note 8 of Notes to Financial Statements, the sole asset of ComEd Financing I, a subsidiary trust of ComEd, is $206.2 million principal amount of ComEd's 8.48% subordinated deferrable interest notes due September 30, 2035.

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                     UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                      STATEMENTS OF CONSOLIDATED CAPITALIZATION



                                                                                         DECEMBER 31
                                                                                   --------------------------
                                                                                       1995           1994
                                                                                   -----------    -----------
                                                                                     (THOUSANDS OF DOLLARS)
COMMON STOCK EQUITY:
   Common stock, without par value--
     Outstanding--214,947,629 shares and 214,340,067 shares,
       respectively........................................................        $ 4,916,438    $ 4,890,931
   Preference stock expense of ComEd.......................................             (3,694)        (3,775)
   Retained earnings.......................................................            856,893        560,971
                                                                                   -----------    -----------
                                                                                   $ 5,769,637    $ 5,448,127
                                                                                   -----------    -----------
PREFERRED AND PREFERENCE STOCKS OF COMED--
   WITHOUT MANDATORY REDEMPTION REQUIREMENTS:
     Preference stock, cumulative, without par value--
       Outstanding--13,499,549 shares......................................        $   504,957    $   504,957
     $1.425 convertible preferred stock, cumulative, without par value--
       Outstanding--96,753 shares and 100,323 shares, respectively.........              3,077          3,190
     Prior preferred stock, cumulative, $100 par value per share--
       No shares outstanding...............................................                --             --
                                                                                   -----------    -----------
                                                                                   $   508,034    $   508,147
                                                                                   -----------    -----------

SUBJECT TO MANDATORY REDEMPTION REQUIREMENTS:
   Preference stock, cumulative, without par value--
     Outstanding--2,934,990 shares and 3,113,205 shares,respectively.......        $   292,163    $   309,964
   Current redemption requirements for preference stock included
     in current liabilities................................................            (30,688)       (17,801)
                                                                                   -----------    -----------
                                                                                   $   261,475    $   292,163
                                                                                   -----------    -----------
COMED-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
   SUBSIDIARY TRUST:
     Outstanding--8,000,000 and none, respectively...........................      $   200,000    $       --
                                                                                   -----------    -----------
LONG-TERM DEBT:
   First mortgage bonds:
     Maturing 1995 through 2000--5-1/4% to 9-3/8%............................      $ 1,170,000    $ 1,273,000
     Maturing 2001 through 2010--5.30% to 8-3/8%.............................        1,465,400      1,765,500
     Maturing 2011 through 2020--5.85% to 9-7/8%.............................        1,266,000      1,591,000
     Maturing 2021 through 2023--7-3/4% to 9-1/8%............................        1,385,000      1,385,000
                                                                                   -----------    -----------
                                                                                   $ 5,286,400    $ 6,014,500
   Sinking fund debentures, due 1999 through 2011--2-3/4% to 7-5/8%..........          110,505        112,593
   Pollution control obligations, due 2004 through 2014--4.434% to
     9-1/8%..................................................................          317,200        337,200
   Other long-term debt......................................................        1,126,318      1,451,449
   Current maturities of long-term debt included in current liabilities......         (235,992)      (395,554)
   Unamortized net debt discount and premium.................................          (55,096)       (66,982)
                                                                                   -----------    -----------
                                                                                   $ 6,549,335    $ 7,453,206
                                                                                   -----------    -----------
                                                                                   $13,288,481    $13,701,643
                                                                                   -----------    -----------
                                                                                   -----------    -----------




   The accompanying Notes to Financial Statements are an integral part of the above statements.

                     UNICOM CORPORATION AND SUBSIDIARY COMPANIES


                    STATEMENTS OF CONSOLIDATED RETAINED EARNINGS

                                                   1995       1994      1993
                                               ----------   --------  --------
                                                      (THOUSANDS OF DOLLARS)
BALANCE AT BEGINNING OF YEAR.................  $  560,971   $549,152  $847,186
ADD--Net income..............................     639,511    354,934    46,388
                                               ----------   --------  --------
                                               $1,200,482   $904,086  $893,574
                                               ----------   --------  --------

DEDUCT--
   Cash dividends declared on common stock...  $  343,619   $342,561  $341,683
   Other capital stock transactions--net.....         (30)       554     2,739
                                               ----------   --------  --------
                                               $  343,589   $343,115  $344,422
                                               ----------   --------  --------
BALANCE AT END OF YEAR                         $  856,893   $560,971  $549,152
                                               ----------   --------  --------
                                               ----------   --------  --------



   The accompanying Notes to Financial Statements are an integral part of the above statements.

               UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                  STATEMENTS OF CONSOLIDATED CASH FLOWS


                                                                                   1995          1994           1993
                                                                                ----------   ------------    -----------
                                                                                        (THOUSANDS OF DOLLARS)
CASH FLOW FROM OPERATING ACTIVITIES:
  Net income...............................................................     $  639,511    $   354,934    $    46,388
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization........................................        949,413        929,365        911,139
      Deferred income taxes and investment tax credits--net................        156,938        126,281         84,500
      Extraordinary loss related to early redemption of long-term debt.....         33,158            --             --
      Cumulative effect of change in accounting for income taxes...........            --             --          (9,738)
      Equity component of allowance for funds used during construction.....        (13,129)       (22,628)       (20,618)
      Provisions for revenue refunds and related interest..................           (231)        37,548      1,354,197
      Revenue refunds and related interest.................................         15,135     (1,221,650)      (190,723)
      Recovery/(deferral) of regulatory assets/deferred carrying charges--net       15,272         15,453       (432,948)
      Provisions/(payments) for liability for early retirement
        and separation costs--net..........................................         60,713         33,580         (1,816)
      Net effect on cash flows of changes in:
         Receivables.......................................................       (177,758)       114,215       (157,405)
         Coal and fuel oil.................................................        (20,304)         2,880        215,382
         Materials and supplies............................................         51,073         18,102          1,834
         Accounts payable adjusted for nuclear fuel lease principal
           payments and early retirement and separation costs--net.........        458,410        116,688        278,946
         Accrued interest and taxes........................................         (2,141)        70,408        (39,234)
         Other changes in certain current assets and liabilities...........         26,545        (55,843)        (6,637)
      Other--net...........................................................        139,830        134,515        109,361
                                                                               -----------     ----------    -----------
                                                                               $ 2,332,435     $  653,848    $ 2,142,628
                                                                               -----------     ----------    -----------

CASH FLOW FROM INVESTING ACTIVITIES:
  Construction expenditures................................................    $  (927,327)    $ (739,679)   $  (842,591)
  Nuclear fuel expenditures................................................       (289,118)      (257,264)      (261,370)
  Equity component of allowance for funds used during construction.........         13,129         22,628         20,618
  Contributions to nuclear decommissioning funds...........................       (132,653)      (132,550)      (132,550)
  Investment in subsidiary companies.......................................             (8)           (49)           --
  Other investments and special deposits...................................         (1,612)       621,987       (619,349)
                                                                               -----------     ----------    -----------
                                                                               $(1,337,589)    $ (484,927)   $(1,835,242)
                                                                               -----------     ----------    -----------

CASH FLOW FROM FINANCING ACTIVITIES:
  Issuance of securities--
    Long-term debt.........................................................    $    62,000     $  546,289    $ 1,927,296
    Preferred securities of subsidiary trust...............................        200,000            --             --
    Capital stock..........................................................         25,411         81,037         80,585
  Retirement and redemption of securities--
    Long-term debt.........................................................     (1,137,272)      (703,930)    (1,900,540)
    Capital stock..........................................................        (17,822)       (17,709)       (93,081)
  Deposits and securities held for retirement and redemption of securities.            106          3,191        241,731
  Premium paid on early redemption of long-term debt.......................        (25,823)        (4,564)       (78,395)
  Cash dividends paid on common stock......................................       (343,375)      (342,322)      (341,505)
  Proceeds from sale/leaseback of nuclear fuel.............................        193,215        306,649        204,254
  Nuclear fuel lease principal payments....................................       (237,845)      (209,689)      (245,968)
  Increase in short-term borrowings........................................        261,000          1,200            350
                                                                               -----------     ----------    -----------
                                                                               $(1,020,405)    $ (339,848)   $  (205,273)
                                                                               -----------     ----------    -----------
INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS.................    $   (25,559)    $ (170,927)   $   102,113
CASH AND TEMPORARY CASH INVESTMENTS AT BEGINNING OF YEAR...................         76,935        247,862        145,749
                                                                               -----------     ----------    -----------
CASH AND TEMPORARY CASH INVESTMENTS AT END OF YEAR.........................    $    51,376     $   76,935    $   247,862
                                                                               -----------     ----------    -----------
                                                                               -----------     ----------    -----------



  The accompanying Notes to Financial Statements are an integral part of the above statements.

                     UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                            NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CORPORATE STRUCTURE AND BASIS OF PRESENTATION. Unicom was incorporated in January 1994 and became the parent corporation of ComEd and Unicom Enterprises in a corporate restructuring that became effective on September 1, 1994. Previously, Unicom Enterprises was a wholly-owned subsidiary of ComEd. The restructuring was accounted for by the pooling-of-interests method. Under this method, the assets, liabilities and ownership interests of each of the companies are combined at their existing recorded amounts as of the restructuring date, and the financial statements are presented herein as if the restructuring took place as of the earliest period shown. In the restructuring, each of the 214,185,572 outstanding shares of ComEd common stock, par value $12.50 per share, was converted into one fully paid and non-assessable share of Unicom common stock, without par value. The preferred and preference stocks, common stock purchase warrants, first mortgage bonds and other debt obligations of ComEd were unchanged in the restructuring and remain as ComEd's outstanding securities and obligations.

    ComEd, an electric utility, is the principal subsidiary of Unicom. Unicom Enterprises is an unregulated subsidiary of Unicom and is engaged, through a subsidiary, Unicom Thermal, in energy service activities. Unicom also has several other subsidiaries that have been formed to engage in unregulated activities.

    The consolidated financial statements include the accounts of Unicom, ComEd, the Indiana Company, ComEd Financing I and Unicom's unregulated subsidiaries. All significant intercompany transactions have been eliminated. ComEd's investments in other subsidiary companies, which are not material in relation to ComEd's financial position or results of operations, are accounted for in accordance with the equity method of accounting.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REGULATION. ComEd is subject to regulation as to accounting and ratemaking policies and practices by the ICC and FERC. ComEd's accounting policies and the accompanying consolidated financial statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process in accordance with SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Such effects concern mainly the time at which various items enter into the determination of net income in order to follow the principle of matching costs and revenues.

                     UNICOM CORPORATION AND SUBSIDIARY COMPANIES

    REGULATORY ASSETS AND LIABILITIES. Regulatory assets are incurred costs which have been deferred and are amortized for ratemaking and accounting purposes. Regulatory liabilities represent amounts to be settled with customers through future rates. Regulatory assets and liabilities reflected on the Consolidated Balance Sheets at December 31, 1995 and 1994 were as follows:



                                                          DECEMBER 31
                                                     -------------------------
                                                       1995            1994
                                                     ----------     ----------
                                                      (THOUSANDS OF DOLLARS)
Regulatory assets:
   Deferred income taxes (1)........................ $1,689,832     $1,791,395
   Deferred carrying charges (2)....................    409,923        422,966
   Nuclear decommissioning costs--Dresden Unit 1 (3)    138,058        141,405
   Unamortized loss on reacquired debt (4)..........    160,440        176,128
   Other............................................     69,133         72,376
                                                     ----------     ----------
                                                     $2,467,386     $2,604,270
                                                     ----------     ----------
                                                     ----------     ----------

Regulatory liabilities:
   Deferred income taxes (1)........................ $  601,002     $  650,813
   Other............................................        --          48,613
                                                     ----------     ----------
                                                     $  601,002     $  699,426
                                                     ----------     ----------
                                                     ----------     ----------

- -------------
(1) Recorded in compliance with SFAS No. 109.
(2) Amortized over the remaining lives of the Units.
(3) Amortized over the remaining life of Dresden station. See "Depreciation and Decommissioning" below for additional information.
(4) Amortized over the remaining lives of the long-term debt issued to finance the reacquisition. See "Loss on Reacquired Debt" below for additional information.

For additional information related to deferred carrying charges, see "Deferred Carrying Charges" under the subcaption "Results of Operations" in "Management's Discussion and Analysis of Financial Condition and Results of Operations." See also "Deferred Unrecovered Energy Costs" below regarding the fuel adjustment clause, the DOE assessment and coal reserves.

    If a portion of ComEd's operations was no longer subject to the provisions of SFAS No. 71 as a result of a change in regulation or the effects of competition, ComEd would be required to write off the related regulatory assets and liabilities. In addition, ComEd would be required to determine any impairment to other assets and write down such assets to their fair value.

    SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which will be adopted on January 1, 1996, establishes accounting standards for the impairment of long-lived assets. The SFAS also requires that regulatory assets which are no longer probable of recovery through future revenue be charged to earnings. SFAS No. 121 is not expected to have an impact on ComEd's financial position or results of operations upon adoption.

    CUSTOMER RECEIVABLES AND REVENUES. ComEd is engaged principally in the production, purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial and industrial customers. ComEd's electric service territory has an area of approximately 11,540 square miles and an estimated population of approximately eight million as of December 31, 1995, 1994 and 1993. It includes the city of Chicago, an area of about 225 square miles with an estimated population of approximately three million from which ComEd derived approximately one-third of its ultimate consumer revenues in 1995. ComEd had approximately 3.4 million electric customers at December 31, 1995.

    DEPRECIATION AND DECOMMISSIONING. ComEd's depreciation is provided on the straight-line basis by amortizing the cost of depreciable plant and equipment over estimated composite service lives. Non-nuclear plant and equipment is depreciated at annual rates developed for each class of plant based on

                     UNICOM CORPORATION AND SUBSIDIARY COMPANIES their composite service lives. Provisions for depreciation were at average annual rates of 3.14%, 3.13% and 3.12% of average depreciable utility plant and equipment for the years 1995, 1994 and 1993, respectively. The annual rate for nuclear plant and equipment is 2.88%, which excludes separately collected decommissioning costs. See Note 3 for additional information concerning ComEd's announcement of customer initiatives which include the acceleration of depreciation charges on nuclear generating units.

    Nuclear plant decommissioning costs are accrued over the expected service lives of the related nuclear generating units. The accrual is based on an annual levelized cost of the unrecovered portion of estimated decommissioning costs which are escalated for expected inflation to the expected time of decommissioning and are net of expected earnings on the trust funds. See "Decommissioning" under "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Results of Operations," for a discussion of questions raised by the staff of the SEC and a FASB review regarding the electric utility industry method of accounting for decommissioning costs. Dismantling is expected to occur relatively soon after the end of the useful life of each related generating station. The accrual for decommissioning is based on the prompt removal method authorized by NRC guidelines. ComEd's twelve operating units have estimated remaining service lives ranging from 10 to 32 years. ComEd's first nuclear unit, Dresden Unit 1, is retired and will be dismantled upon the retirement of the remaining units at that station, which is consistent with the regulatory treatment for the related decommissioning costs.

    Based on ComEd's most recent study, decommissioning costs, including the cost of decontamination and dismantling, are estimated to aggregate $3.7 billion in current-year (1996) dollars excluding a contingency allowance. ComEd estimates that it will expend approximately $15 billion, excluding any contingency allowance, for decommissioning costs primarily during the period from 2007 through 2032. Such costs are expected to be funded by the external decommissioning trusts which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations as well as changes in the assumptions used in making such estimates.

    On January 9, 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 1994 rate increase request. In the Rate Order, the ICC determined that ComEd's annual nuclear plant decommissioning cost collections from its ratepayers should be reduced from the $127 million previously authorized in the 1991 ICC rate order to $112.7 million. The $112.7 million annual collection amount primarily resulted from the ICC's decision to exclude from ComEd's costs subject to collection a contingency allowance. Contingency allowances used in decommissioning cost estimates provide for currently unspecifiable costs that are likely to occur after decommissioning begins and generally range from 20% to 25% of the currently specifiable costs. However, the Rate Order established a rider which will allow annual adjustments to decommissioning cost collections outside of the context of a traditional rate proceeding. Such rider is intended to allow adjustments in decommissioning cost recoveries from ratepayers as changes in cost estimates occur. On February 28, 1995, ComEd submitted its initial rider filing to the ICC to increase its annual collections to $113.5 million, primarily reflecting additional expenditures at Dresden Unit 1, its retired nuclear unit. The ICC approved the rider filing on April 19, 1995.

    As a result of the decommissioning rider filing, beginning May 2, 1995, the effective date of the order related to the rider filing, ComEd began collecting and accruing $113.5 million annually for decommissioning costs. The assumptions used to calculate the $113.5 million decommissioning cost accrual include: the decommissioning cost estimate of $3.7 billion in current-year (1996) dollars, after-tax earnings on the tax-qualified and nontax-qualified decommissioning funds of 7.30% and 6.26%,

                     UNICOM CORPORATION AND SUBSIDIARY COMPANIES respectively, as well as an escalation rate for future decommissioning costs of 5.3%. The annual accrual of $113.5 million provided over the lives of the nuclear plants, coupled with the expected fund earnings and amounts previously recovered in rates, is expected to aggregate approximately $15 billion.

    For the twelve operating nuclear units, decommissioning costs are recorded as portions of depreciation expense and accumulated provision for depreciation on the Statements of Consolidated Income and the Consolidated Balance Sheets, respectively. As of December 31, 1995, the total decommissioning costs included in the accumulated provision for depreciation were $1,301 million. For ComEd's retired nuclear unit, Dresden Unit 1, the total estimated liability at December 31, 1995 in current-year (1996) dollars of $257 million was recorded on the Consolidated Balance Sheets as a noncurrent liability and the unrecovered portion of the liability of approximately $138 million was recorded as a regulatory asset.

    Under Illinois law, decommissioning cost collections are required to be deposited into external trusts; and, consequently, such collections do not add to the cash flows available for general corporate purposes. The ICC has approved ComEd's funding plan which provides for annual contributions of current accruals and ratable contributions of past accruals over the remaining service lives of the nuclear plants. At December 31, 1995, the past accruals that are required to be contributed to the external trusts aggregate $182 million. The fair value of funds accumulated in the external trusts at December 31, 1995 was approximately $1,238 million which includes pre-tax unrealized appreciation of $165 million. The earnings on the external trusts accumulate in the fund balance and in the accumulated provision for depreciation.

    AMORTIZATION OF NUCLEAR FUEL. The cost of nuclear fuel is amortized to fuel expense based on the quantity of heat produced using the unit of production method. As authorized by the ICC, provisions for spent nuclear fuel disposal costs have been recorded at a level required to recover the fee payable on current nuclear-generated and sold electricity and the current interest accrual on the one-time fee payable to the DOE for nuclear generation prior to April 7, 1983. The one-time fee and interest thereon have been recovered and the current fee and current interest on the one-time fee are currently being recovered through the fuel adjustment clause. See Note 11 for further information concerning the disposal of spent nuclear fuel, the one-time fee and the current interest accrual on the one-time fee. Nuclear fuel expenses, including leased fuel costs and provisions for spent nuclear fuel disposal costs, for the years 1995, 1994 and 1993 were $390.7 million, $358.0 million and $385.9 million, respectively.

    INCOME TAXES. Deferred income taxes are provided for income and expense items recognized for financial accounting purposes in periods that differ from those for income tax purposes. Income taxes deferred in prior years are charged or credited to income as the book/tax timing differences reverse. Prior years' deferred investment tax credits are amortized through credits to income generally over the lives of the related property. Income tax credits resulting from interest charges applicable to nonoperating activities, principally construction, are classified as other income.

    AFUDC. In accordance with the uniform systems of accounts prescribed by regulatory authorities, ComEd capitalizes AFUDC, compounded semiannually, which represents the estimated cost of funds used to finance its construction program. The equity component of AFUDC is recorded on an after-tax basis and the borrowed funds component of AFUDC is recorded on a pre-tax basis. The average annual capitalization rates for the years 1995, 1994 and 1993 were 9.52%, 9.85% and 10.05%, respectively. AFUDC does not contribute to the current cash flow of Unicom or ComEd.

    INTEREST. Total interest costs incurred on debt, leases and other obligations for the years 1995, 1994 and 1993 were $695.8 million, $729.8 million and $778.7 million, respectively.

                     UNICOM CORPORATION AND SUBSIDIARY COMPANIES

    DEBT DISCOUNT, PREMIUM AND EXPENSE. Discount, premium and expense on long-term debt of subsidiary companies are being amortized over the lives of the respective issues.

    LOSS ON REACQUIRED DEBT. Consistent with regulatory treatment, the net loss from ComEd's reacquisition in connection with refinancing of first mortgage bonds, sinking fund debentures and pollution control obligations prior to their scheduled maturity dates is deferred and amortized over the lives of the long-term debt issued to finance the reacquisition.

    DEFERRED UNRECOVERED ENERGY COSTS. The fuel adjustment clause adopted by the ICC provides for the recovery of changes in fossil and nuclear fuel costs and the energy portion of purchased power costs as compared to the fuel and purchased energy costs included in ComEd's base rates. As authorized by the ICC, ComEd has recorded under or overrecoveries of allowable fuel and energy costs which, under the clause, are recoverable or refundable in subsequent months. Deferred unrecovered energy costs also include amounts to be recovered through the fuel adjustment clause for assessments by the DOE to fund a portion of the cost for the decontamination and decommissioning of uranium enrichment facilities owned and previously operated by the DOE. As of December 31, 1995 and 1994, an asset related to the assessments of approximately $179 million and $191 million, respectively, was recorded, of which the current portion of approximately $15 million was included in current assets on the Consolidated Balance Sheets. As of December 31, 1995 and 1994, a corresponding liability of approximately $152 million and $165 million, respectively, was recorded in other noncurrent liabilities and approximately $15 million was recorded in other current liabilities.

    At December 31, 1995 and 1994, ComEd had unrecovered fuel costs in the form of coal reserves of approximately $448 million and $498 million, respectively. In prior years, ComEd's commitments for the purchase of coal exceeded its requirements. Rather than take all the coal it was required to take, ComEd agreed to purchase the coal in place in the form of coal reserves. ComEd has been allowed to recover from its customers the costs of the coal reserves through its fuel adjustment clause as the coal is used for the generation of electricity; however, ComEd is not earning a return on the expenditures for coal reserves. Such fuel costs expected to be recovered within one year amounting to approximately $24 million and $31 million at December 31, 1995 and 1994, respectively, have been included on the Consolidated Balance Sheets in current assets as deferred unrecovered energy costs. ComEd expects to fully recover the costs of the coal reserves by the year 2007. See Note 21 for additional information concerning ComEd's coal commitments.

    RECLASSIFICATIONS. Certain prior year amounts have been reclassified to conform with current period presentation. These reclassifications had no effect on net income.

    STATEMENTS OF CONSOLIDATED CASH FLOWS. For purposes of the Statements of Consolidated Cash Flows, temporary cash investments, generally investments maturing within three months at the time of purchase, are considered to be cash equivalents. Supplemental cash flow information for the years 1995, 1994 and 1993 was as follows:


                                                   1995       1994      1993
                                                 --------   --------  --------
                                                      (THOUSANDS OF DOLLARS)
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest (net of amount capitalized)........ $604,932   $645,658  $677,682
    Income taxes (net of refunds)............... $367,708   $ (4,923) $103,014
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES:
  Capital lease obligations incurred
    by subsidiary companies..................... $198,577   $309,716  $215,751


                     UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(2) SETTLEMENTS RELATING TO CERTAIN RATE MATTERS

    Under the Rate Matters Settlement, effective as of November 4, 1993, ComEd reduced its rates by approximately $339 million annually and refunded approximately $1.26 billion (including revenue taxes), plus interest at five percent on the unpaid balance, through temporarily reduced rates over a refund period which ended in November 1994 (followed by a reconciliation period of five months). ComEd had previously deferred the recognition of revenues during 1993 as a result of developments in the proceedings related to a 1991 ICC rate order, which resulted in a reduction to 1993 net income of approximately $160 million or $0.75 per common share. The recording of the effects of the Rate Matters Settlement in October 1993 reduced 1993 net income by approximately $292 million or $1.37 per common share, in addition to the approximately $160 million effect of the deferred recognition of revenues and after the partially offsetting effect of recording approximately $269 million or $1.26 per common share in deferred carrying charges, net of income taxes, authorized in the Remand Order.

    Under the Fuel Matters Settlement, effective as of December 2, 1993, ComEd paid approximately $108 million (including revenue taxes) to its customers through temporarily reduced collections under its fuel adjustment clause over a twelve-month period which ended in November 1994. The recording of the effects of the Fuel Matters Settlement in October 1993 reduced 1993 net income by approximately $62 million or $0.29 per common share.


(3) OTHER RATE MATTERS

    On January 9, 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 1994 rate increase request. The Rate Order provides, among other things, for (i) an increase in ComEd's total revenues of approximately $301.8 million (excluding add-on revenue taxes) or 5.2%, on an annual basis, including a $303.2 million increase in base rates, (ii) the collection of municipal franchise costs as an adder to base rates until May 1, 1995, when ComEd began collecting such costs prospectively on an individual municipality basis through a rider, and (iii) the use of a rider, with annual review proceedings, to pass on to ratepayers increases or decreases in estimated costs associated with the decommissioning of ComEd's nuclear generating units. See Note 1 under "Depreciation and Decommissioning" for information related to the level of decommissioning cost collections allowed in the Rate Order and subsequent rider proceedings. The ICC also determined that the Units were 100% "used and useful" and that the previously determined reasonable costs of such Units, as depreciated, should be included in full in ComEd's rate base. The rates provided in the Rate Order became effective on January 14, 1995; however, they are being collected subject to refund as a result of subsequent judicial action. As of December 31, 1995, electric operating revenues of approximately $319 million (excluding revenue taxes) are subject to refund. Intervenors and ComEd have filed appeals of the Rate Order with the Illinois Appellate Court.

    On December 11, 1995, ComEd announced a series of customer initiatives as part of its larger ongoing effort to address the need to give all customer classes the opportunity to benefit from increased competition in the electric utility business, while retaining the benefits (such as reliability) of current regulation and ensuring utilities' cost recovery for commitments made under the obligation to serve customers. The initiatives include a five-year cap on base electric rates at current levels and various customer service and incentive pricing programs designed to allow customers more choice and control over the services they seek and the prices they pay. These initiatives are in addition to previously implemented special discount contract rate programs for new or existing industrial customers. ComEd anticipates the initiatives will be fully implemented in 1997 and will reduce its revenues by approximately $42 million annually (including the effects of previously implemented initiatives and before income tax

                     UNICOM CORPORATION AND SUBSIDIARY COMPANIES effects) primarily through changes in energy utilization and increase its costs by at least $30 million annually (before income tax effects) through the acceleration of depreciation charges on its nuclear generating units. ComEd expects to file a request for ICC approval of the accelerated depreciation initiatives in the near future. Management expects the financial impact of these initiatives will be substantially offset by ComEd's cost reduction efforts and expected growth in its business. ComEd also continues to consider the possibility of additional accelerated depreciation options.

    Under ComEd's initiatives, the five-year base rate cap at current levels became effective in December 1995 and will extend until January 1, 2001. The rate cap does not affect ComEd's fuel cost or nuclear decommissioning cost recovery provisions. ComEd's fuel cost variances will continue to be collected through its fuel adjustment clause, and such collections will continue to be subject to annual reconciliation proceedings before the ICC. Likewise, nuclear decommissioning costs will continue to be collected as described in Note 1 under "Depreciation and Decommissioning."


(4) AUTHORIZED SHARES AND VOTING RIGHTS OF CAPITAL STOCK

    At December 31, 1995, Unicom's authorized shares consisted of 400,000,000 shares of common stock. The authorized shares of ComEd preferred and preference stocks at December 31, 1995 were: preference stock--23,244,990 shares; $1.425 convertible preferred stock--96,753 shares; and prior preferred stock--850,000 shares. The preference and prior preferred stocks are issuable in series and may be issued with or without mandatory redemption requirements. Holders of outstanding Unicom shares are entitled to one vote for each share held on each matter submitted to a vote of such shareholders; and holders of outstanding ComEd shares are entitled to one vote for each share held on each matter submitted to a vote of such shareholders. All such shares have the right to cumulate votes in elections for the directors of the corporation which issued the shares.


(5) COMMON STOCK

    At December 31, 1995, shares of Unicom common stock were reserved for the following purposes:


    Long-Term Incentive Plan..................................   3,816,918
    Employee Stock Purchase Plan..............................     900,083
    Employee Savings and Investment Plan......................     273,003
    Exchange for ComEd common stock not held by Unicom........     135,646
                                                                 ---------
                                                                 5,125,650
                                                                 ---------
                                                                 ---------


    Common stock for the years 1995, 1994 and 1993 was issued as follows:


                                                     1995      1994      1993
                                                   -------   -------   -------
  Shares of Common Stock Issued:
    Long-Term Incentive Plan...................... 183,082       --        --


    Employee Stock Purchase Plan.................. 217,080   305,205   268,594
    Employee Savings and Investment Plan.......... 207,400    85,400   153,400
    Conversion of $1.425 convertible
     preferred stock..............................     --    185,041    22,375
    Conversion of warrants........................     --     13,274     1,374
                                                   -------   -------   -------
                                                   607,562   588,920   445,743
                                                   -------   -------   -------
                                                   -------   -------   -------

                                                       (THOUSANDS OF DOLLARS)

    Amount of Common Stock Issued                  $15,446   $14,781   $12,211
                                                   -------   -------   -------
                                                   -------   -------   -------


    At December 31, 1995 and 1994, 82,742 and 83,751 ComEd common stock purchase warrants, respectively, were outstanding. The warrants entitle the holders to convert such warrants into common stock of ComEd at a conversion rate of one share of common stock for three warrants.

                     UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(6) COMED PREFERRED AND PREFERENCE STOCKS WITHOUT MANDATORY REDEMPTION REQUIREMENTS

    No shares of ComEd preferred or preference stocks without mandatory redemption requirements were issued or redeemed during 1995 or 1993. During 1994, 3,000,000 shares of ComEd preference stock without mandatory redemption requirements were issued and no shares of ComEd preferred or preference stocks without mandatory redemption requirements were redeemed. The series of ComEd preference stock without mandatory redemption requirements outstanding at December 31, 1995 are summarized as follows:


                                                               INVOLUNTARY
                    SHARES             AGGREGATE   REDEMPTION  LIQUIDATION
     SERIES       OUTSTANDING        STATED VALUE   PRICE(1)     PRICE(1)
     ------       -----------        ------------  ----------  -----------
                                      (THOUSANDS
                                      OF DOLLARS)
    $1.90         4,249,549            $106,239    $ 25.25      $25.00
    $2.00         2,000,000              51,560    $ 26.04      $25.00
    $1.96         2,000,000              52,440    $ 27.11      $25.00
    $7.24           750,000              74,340    $101.00      $99.12
    $8.40           750,000              74,175    $101.00      $98.90
    $8.38           750,000              73,566    $100.16      $98.09
    $2.425        3,000,000              72,637    $ 25.00      $25.00
                 ----------            --------
                 13,499,549            $504,957
                 ----------            --------
                 ----------            --------

- ---------------
(1)  Per share plus accrued and unpaid dividends, if any.

    The outstanding shares of ComEd's $1.425 convertible preferred stock are convertible at the option of the holders thereof, at any time, into common stock of ComEd at the rate of 1.02 shares of common stock for each share of convertible preferred stock, subject to future adjustment. The convertible preferred stock may be redeemed by ComEd at $42 per share, plus accrued and unpaid dividends, if any. The involuntary liquidation price of the $1.425 convertible preferred stock is $31.80 per share, plus accrued and unpaid dividends, if any.

(7) COMED PREFERENCE STOCK SUBJECT TO MANDATORY REDEMPTION REQUIREMENTS

    During 1995 and 1994, no shares of ComEd preference stock subject to mandatory redemption requirements were issued. During 1993, 700,000 shares of ComEd preference stock subject to mandatory redemption requirements were issued. The series of ComEd preference stock subject to mandatory redemption requirements outstanding at December 31, 1995 are summarized as follows:

                   SHARES           AGGREGATE
 SERIES          OUTSTANDING       STATED VALUE       OPTIONAL REDEMPTION PRICE(1)
- --------        -------------     --------------      --------------------------------
                                      (THOUSANDS
                                      OF DOLLARS)
$8.20              249,990          $ 24,999          $103 through October 31, 1997; and $101 thereafter
$8.40 Series B     360,000            35,758          $101
$8.85              300,000            30,000          $103 through July 31, 1998; and $101 thereafter
$9.25              675,000            67,500          $103 through July 31, 1999; and $101 thereafter
$9.00              650,000            64,431          Non-callable
$6.875             700,000            69,475          Non-callable
                 ---------          --------
                 2,934,990          $292,163
                 ---------          --------
                 ---------          --------

- ---------------

(1) Per share plus accrued and unpaid dividends, if any.

                 UNICOM CORPORATION AND SUBSIDIARY COMPANIES

    The annual sinking fund requirements and sinking fund and involuntary liquidation prices per share of the outstanding series of ComEd preference stock subject to mandatory redemption requirements are summarized as follows:

                                            SINKING
                      ANNUAL SINKING FUND    FUND           INVOLUNTARY
        SERIES            REQUIREMENT       PRICE(1)    LIQUIDATION PRICE(1)
    --------------    -------------------   --------    --------------------
    $8.20               35,715 shares         $100           $100.00
    $8.40 Series B      30,000 shares(2)      $100           $ 99.326
    $8.85               37,500 shares         $100           $100.00
    $9.25               75,000 shares         $100           $100.00
    $9.00              130,000 shares(2)      $100           $ 99.125
    $6.875                    (3)             $100           $ 99.25

- ------------------
    (1)  Per share plus accrued and unpaid dividends, if any.
    (2) ComEd has a non-cumulative option to increase the annual sinking fund payment on each sinking fund redemption date to retire an additional number of shares, not in excess of the sinking fund requirement, at the applicable redemption price.
    (3)  All shares are required to be redeemed on May 1, 2000.

    Annual remaining sinking fund requirements through 2000 on ComEd preference stock outstanding at December 31, 1995 will aggregate $30,822,000 in each of 1996, 1997, 1998 and 1999, and $100,822,000 in 2000. During 1995, 1994 and 1993,
178,215 shares, 177,085 shares and 1,835,155 shares, respectively, of ComEd preference stock subject to mandatory redemption requirements were reacquired to meet sinking fund requirements.

    Sinking fund requirements due within one year are included in current liabilities.

    On June 28, 1993, ComEd redeemed the remaining 170,810 shares of its $2.875 Series of preference stock and all 1,050,000 shares of its $2.375 Series of preference stock, both at the optional redemption price of $25.25 per share, plus accrued and unpaid dividends.

    On November 1, 1993, ComEd redeemed the remaining 75,000 shares of its $11.70 Series of preference stock (150,000 shares had been redeemed on August 1, 1993 at the optional redemption price of $105 per share, plus accrued and unpaid dividends). Of the remaining 75,000 shares, 37,500 shares were redeemed to meet the November 1, 1993 mandatory sinking fund requirement and 37,500 shares were redeemed as a permitted optional sinking fund payment, both at the sinking fund redemption price of $100 per share, plus accrued and unpaid dividends.

    On November 1, 1993, ComEd redeemed all 210,000 shares of its $9.30 Series of preference stock, of which 70,000 shares were redeemed at the optional redemption price of $101.03 per share, plus accrued and unpaid dividends, 70,000 shares were redeemed to meet the November 1, 1993 mandatory sinking fund requirement and 70,000 shares were redeemed as a permitted optional sinking fund payment, the latter two at the sinking fund redemption price of $100 per share, plus accrued and unpaid dividends.


(8) COMED-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF COMED FINANCING I

    In September 1995, ComEd Financing I (Trust), a wholly-owned subsidiary trust of ComEd, issued 8,000,000 of its 8.48% ComEd-obligated mandatorily redeemable preferred securities. The sole asset of the Trust is $206.2 million principal amount of ComEd's 8.48% subordinated deferrable interest notes due September 30, 2035. There is a full and unconditional guarantee by ComEd of the Trust's obligations

                 UNICOM CORPORATION AND SUBSIDIARY COMPANIES under the securities issued by the Trust. However, ComEd's obligations are subordinate and junior in right of payment to certain other indebtedness of ComEd. ComEd has the right to defer payments of interest on the subordinated deferrable interest notes by extending the interest payment period, at any time, for up to 20 consecutive quarters. If interest payments on the subordinated deferrable interest notes are so deferred, distributions on the preferred securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, ComEd may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

    The subordinated deferrable interest notes are redeemable by ComEd (in whole or in part) from time to time, on or after September 30, 2000, or at any time in the event of certain income tax circumstances. If the subordinated deferrable interest notes are redeemed, the Trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated deferrable interest notes so redeemed. In the event of the dissolution, winding up or termination of the Trust, the holders of the preferred securities will be entitled to receive, for each preferred security, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless in connection with the dissolution, the subordinated deferrable interest notes are distributed to the holders of the preferred securities.


(9) LONG-TERM DEBT

    Sinking fund requirements and scheduled maturities remaining through 2000 for ComEd's first mortgage bonds, sinking fund debentures and other long-term debt outstanding at December 31, 1995, after deducting sinking fund debentures reacquired for satisfaction of future sinking fund requirements, are summarized as follows: 1996--$234,893,000; 1997--$689,168,000; 1998--$350,017,000;
1999--$152,445,000; and 2000--$464,446,000. Scheduled payments through 2000 for
Unicom's loans payable are as follows: 1996--$1,099,000; 1997--$1,972,000;
1998--$2,465,000; 1999--$2,575,000; and 2000--$2,656,000. Unicom Enterprises'
note payable to bank of $42,000,000 will mature in 1998.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  At December 31, 1995, ComEd's outstanding first mortgage bonds maturing through 2000 were as follows:

             Series                                          Principal Amount
      -------------------------                            ---------------------
                                                           (Thousands of Dollars)
      51/4% due April 1, 1996. . . . . . . . . . . . . . .      $   50,000
      53/4% due November 1, 1996 . . . . . . . . . . . . .          50,000
      53/4% due December 1, 1996 . . . . . . . . . . . . .          50,000
      7% due February 1, 1997. . . . . . . . . . . . . . .         150,000
      53/8% due April 1, 1997. . . . . . . . . . . . . . .          50,000
      61/4% due October 1, 1997. . . . . . . . . . . . . .          60,000
      61/4% due February 1, 1998 . . . . . . . . . . . . .          50,000
      6% due March 15, 1998. . . . . . . . . . . . . . . .         130,000
      63/4% due July 1, 1998 . . . . . . . . . . . . . . .          50,000
      63/8% due October 1, 1998. . . . . . . . . . . . . .          75,000
      93/8% due February 15, 2000. . . . . . . . . . . . .         125,000
      61/2% due April 15, 2000 . . . . . . . . . . . . . .         230,000
      63/8% due July 15, 2000. . . . . . . . . . . . . . .         100,000
                                                                ----------
                                                                $1,170,000
                                                                ----------
                                                                ----------

  Other long-term debt outstanding at December 31, 1995 is summarized as follows:

                                          Principal
         Debt Security                      Amount                     Interest Rate
- ---------------------------------         -----------    -----------------------------------------
                                          (Thousands
                                          of Dollars)
Unicom--
   Loans Payable:
      Loan due January 1, 2003            $   10,000     Interest rate of 8.31%
      Loan due January 1, 2004                10,000     Interest rate of 8.44%
                                          ----------
                                          $   20,000
                                          ----------
ComEd--
   Notes:
      Medium Term Notes, Series 1N
       due various dates through
       April 1, 1998                      $   50,500     Interest rates ranging from 9.40% to 9.65%
      Medium Term Note, Series 2N
       due July 1, 1996                       10,000     Interest rate of 9.85%
      Medium Term Notes, Series 3N
       due various dates through
       October 15, 2004                      322,250     Interest rates ranging from 8.92% to 9.20%
      Medium Term Notes, Series 4N
       due various dates through
       May 15, 1997                           46,000     Interest rates ranging from 8.11% to 8.875%
      Notes due February 15, 1997            150,000     Interest rate of 7.00%
      Notes due July 15, 1997                100,000     Interest rate of 6.50%
      Notes due October 15, 2005             235,000     Interest rate of 6.40%
                                          ----------
                                          $  913,750
                                          ----------
   Long-Term Note Payable to Bank:
      Note due June 1, 1997               $  150,000     Prevailing interest rate of 6.375% at December 31, 1995
                                          ----------
   Purchase Contract Obligations:
      Woodstock due January 2, 1997       $       95     Interest rate of 4.50%
      Hinsdale due April 30, 2005                473     Interest rate of 3.00%
                                          ----------
                                          $      568
                                          ----------
Total ComEd                               $1,064,318
                                          ----------
Unicom Enterprises--
   Note Payable to Bank:
      Note due November 22, 1998          $   42,000     Prevailing interest rate of 6.831% at December 31, 1995
                                          ----------
Total Unicom                              $1,126,318
                                          ----------
                                          ----------

  Long-term debt maturing within one year has been included in current liabilities.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  ComEd's outstanding first mortgage bonds are secured by a lien on substantially all property and franchises, other than expressly excepted property, owned by ComEd.

  ComEd recorded an extraordinary loss of $33 million in the fourth quarter of 1995 related to the early redemption of $645 million of long-term debt which reduced net income by $20 million (after reflecting income tax effects of $13 million) or $0.09 per common share.

(10) LINES OF CREDIT

  ComEd had total bank lines of credit of approximately $922 million and unused bank lines of credit of approximately $915 million at December 31, 1995. Of that amount, $915 million (of which $175 million expires on September 30, 1996, $72 million expires in equal quarterly installments commencing on December 31, 1996 and ending on September 30, 1998 and $668 million expires in equal quarterly installments commencing on December 31, 1997 and ending on September 30, 1999) may be borrowed on secured or unsecured notes of ComEd at various interest rates. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread which is dependent upon ComEd's credit ratings, or on a prime interest rate. Amounts under the remaining lines of credit may be borrowed at prevailing prime interest rates on unsecured notes of ComEd. Collateral, if required for the borrowings, would consist of first mortgage bonds issued under and in accordance with the provisions of ComEd's mortgage. ComEd is obligated to pay commitment fees with respect to $915 million of such lines of credit.

  Unicom Enterprises has a $200 million credit facility which will expire in 1998 of which $158 million was unused as of December 31, 1995. The credit facility can be used by Unicom Enterprises to finance investments in unregulated energy-related businesses and projects, including Unicom Thermal, and for general corporate purposes. The credit facility is guaranteed by Unicom and includes certain covenants with respect to Unicom's and Unicom Enterprises' operations. Such covenants include, among other things, (i) a requirement that Unicom and its consolidated subsidiaries maintain a tangible net worth at least $10 million over that of ComEd and its consolidated subsidiaries, (ii) a requirement that Unicom's consolidated debt to consolidated capitalization not exceed 0.65 to 1, (iii) restrictions on the indebtedness for borrowed money that Unicom (excluding ComEd) and Unicom Enterprises may incur, and (iv) a requirement that Unicom own 100% of the outstanding stock of Unicom Enterprises and at least 80% of the outstanding stock of ComEd; and provide that Unicom may not declare or pay dividends during the continuance of an event of default. Interest rates for borrowings under the credit facility are set at the time of a borrowing and are based on either a prime interest rate or a floating rate bank index plus a spread which varies with the credit rating of ComEd's outstanding first mortgage bonds.

(11) DISPOSAL OF SPENT NUCLEAR FUEL

  Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel and high-level radioactive waste. ComEd, as required by that Act, has signed a contract with the DOE to provide for the disposal of spent nuclear fuel and high-level radioactive waste from ComEd's nuclear generating stations beginning not later than January 1998; however, this delivery schedule is expected to be delayed significantly. The contract with the DOE requires ComEd to pay the DOE a one-time fee applicable to nuclear generation through April 6, 1983 of approximately $277 million, with interest to date of payment, and a fee payable quarterly equal to one mill per kilowatthour of nuclear-generated and sold electricity after April 6, 1983. As provided for under the contract, ComEd has elected to pay the one-time fee, with interest, just prior to the first delivery of spent nuclear fuel to the DOE. The liability for the one-time fee and the related interest is reflected in the Consolidated Balance Sheets.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of financial instruments either held or issued and outstanding. The disclosure of such information does not purport to be a market valuation of Unicom and subsidiary companies as a whole. The impact of any realized or unrealized gains or losses related to such financial instruments on the financial position or results of operations of Unicom and subsidiary companies is primarily dependent on the treatment authorized under future ComEd ratemaking proceedings.

  INVESTMENTS. Securities included in the nuclear decommissioning funds have been classified and accounted for as "available for sale" securities. The estimated fair value of the nuclear decommissioning funds, as determined by the trustee and based on published market data, as of December 31, 1995 and 1994 was as follows:

                                                      DECEMBER 31, 1995                   DECEMBER 31, 1994
                                           ------------------------------------   ------------------------------------
                                                                                              UNREALIZED
                                                        UNREALIZED                               GAINS
                                           COST BASIS     GAINS      FAIR VALUE   COST BASIS    (LOSSES)    FAIR VALUE
                                           ----------   ----------   ----------   ----------  -----------   ----------
                                                                 (THOUSANDS OF DOLLARS)
Short-term investments . . . . . . . . .   $   40,575    $    283    $   40,858    $ 65,203     $   106      $ 65,309
U.S. Government and Agency issues. . . .      156,745      17,636       174,381      94,450        (562)       93,888
Municipal bonds. . . . . . . . . . . . .      496,707      34,970       531,677     478,074      (7,301)      470,773
Common stock . . . . . . . . . . . . . .      348,866     107,280       456,146     220,395       9,069       229,464
Other. . . . . . . . . . . . . . . . . .       29,757       4,708        34,465      18,788       2,722        21,510
                                           ----------    --------    ----------    --------     -------      --------
                                           $1,072,650    $164,877    $1,237,527    $876,910     $ 4,034      $880,944
                                           ----------    --------    ----------    --------     -------      --------
                                           ----------    --------    ----------    --------     -------      --------

  At December 31, 1995, the debt securities held by the nuclear decommissioning funds had the following maturities:

                                                   COST BASIS     FAIR VALUE
                                                   ----------     ----------
                                                     (THOUSANDS OF DOLLARS)
Within 1 year. . . . . . . . .                       $ 40,575      $ 40,858
1 through 5 years. . . . . . .                         73,996        76,978
5 through 10 years . . . . . .                        229,132       247,521
Over 10 years. . . . . . . . .                        366,667       398,510

  The net earnings of the nuclear decommissioning funds, which are recorded as increases to the accumulated provision for depreciation (only the realized portion prior to January 1, 1994), for the years 1995, 1994 and 1993 were as follows:

                                                              1995         1994       1993
                                                           -----------   ---------  ---------
                                                                 (THOUSANDS OF DOLLARS)
Gross proceeds from sales of securities. . . . . . . . .   $ 2,598,889   $ 811,368  $ 388,684
Less cost based on specific identification . . . . . . .    (2,581,714)   (811,997)  (377,734)
                                                           -----------   ---------  ---------
Realized gains (losses) on sales of securities . . . . .   $    17,175   $    (629) $  10,950
Other realized fund earnings net of expenses . . . . . .        46,294      38,148     29,878
                                                           -----------   ---------  ---------
Total realized net earnings of the funds . . . . . . . .   $    63,469   $  37,519  $  40,828
Unrealized gains (losses). . . . . . . . . . . . . . . .       160,843     (57,948)    30,969
                                                           -----------   ---------  ---------
  Total net earnings (losses) of the funds . . . . . . .   $   224,312   $ (20,429) $  71,797
                                                           -----------   ---------  ---------
                                                           -----------   ---------  ---------

  CURRENT ASSETS. Cash, temporary cash investments and other cash investments, which include U.S. Government Obligations and other short-term marketable securities, and special deposits, which primarily includes cash deposited for the redemption, refund or discharge of debt securities, are stated at cost, which approximates their fair value because of the short maturity of these instruments. The securities included in these categories have been classified as "available for sale" securities.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  CAPITALIZATION. The estimated fair values of ComEd preferred and preference stocks, ComEd-obligated mandatorily redeemable preferred securities of the Trust and long-term debt were obtained from an independent consultant. The estimated fair values, which include the current portions of redeemable preference stock and long-term debt but exclude accrued interest and dividends, as of December 31, 1995 and 1994 were as follows:

                                                               DECEMBER 31, 1995                      DECEMBER 31, 1994
                                                      ------------------------------------   -------------------------------------
                                                       CARRYING    UNREALIZED                CARRYING     UNREALIZED
                                                        VALUE        LOSSES     FAIR VALUE     VALUE        (GAINS)     FAIR VALUE
                                                      ----------   ----------   ----------   ----------    ----------   ----------
                                                                              (THOUSANDS OF DOLLARS)
  ComEd preferred and preference stocks. . . . . . .  $  800,197    $ 14,769    $  814,966   $  818,111    $ (64,443)   $  753,668
  ComEd-obligated mandatorily redeemable
    preferred securities of the Trust. . . . . . . .  $  200,000    $  6,000    $  206,000   $       --    $      --    $       --
  Long-term debt of subsidiary companies . . . . . .  $6,572,853    $470,175    $7,043,028   $7,448,236    $(450,429)   $6,997,807

  Long-term notes payable, which are not included in the above table, amounted to $212 million and $400 million at December 31, 1995 and 1994, respectively. Such notes, for which interest is paid at fixed and prevailing rates, are included in the consolidated financial statements at cost, which approximates their fair value.

  CURRENT LIABILITIES. The carrying value of notes payable, which consists of commercial paper and bank loans maturing within one year, approximates the fair value because of the short maturity of these instruments. See
"Capitalization" above for a discussion of the fair value of the current portion of long-term debt and redeemable preference stock.

  OTHER NONCURRENT LIABILITIES. The carrying value of accrued spent nuclear fuel disposal fee and related interest represents the settlement value as of December 31, 1995 and 1994; therefore, the carrying value is equal to the fair value.

(13) PENSION BENEFITS

  ComEd and the Indiana Company have non-contributory defined benefit pension plans which cover all regular employees. Benefits under these plans reflect each employee's compensation, years of service and age at retirement. During 1995, these plans were amended to more closely base retirement benefits on final pay. Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. Actuarial valuations were determined as of January 1, 1995 and 1994.

  During 1994, the companies implemented an early retirement program for employees eligible to retire or who would become eligible to retire after December 31, 1993 and before April 1, 1995. A total of 679 employees accepted the program, resulting in the recognition of approximately $34 million of additional pension cost and an additional increase to the projected benefit obligation of that $34 million and $41 million of unrecognized net loss. The charge to income was approximately $20.5 million after reflecting income tax effects as a result of the program.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  The funded status of these plans at December 31, 1995 and 1994 was as follows:

                                                                                                           DECEMBER 31
                                                                                                     -------------------------
                                                                                                        1995          1994
                                                                                                     ----------    -----------
                                                                                                      (THOUSANDS OF DOLLARS)
Actuarial present value of accumulated pension plan benefits:
  Vested benefit obligation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $(2,839,000)   $(2,105,000)
  Nonvested benefit obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (251,000)      (359,000)
                                                                                                    -----------    -----------
  Accumulated benefit obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $(3,090,000)   $(2,464,000)
  Effect of projected future compensation levels . . . . . . . . . . . . . . . . . . . . . . . . .     (304,000)      (485,000)
                                                                                                    -----------    -----------
  Projected benefit obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $(3,394,000)   $(2,949,000)
Fair value of plan assets, invested primarily in U.S. Government, government-sponsored corpora-
 tion and agency securities, fixed income funds, registered investment companies, equity index
 funds and other equity funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3,060,000      2,547,000
                                                                                                    ------------   -----------
Plan assets less than projected benefit obligation . . . . . . . . . . . . . . . . . . . . . . . .  $  (334,000)   $  (402,000)
Unrecognized prior service cost. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (73,000)        22,000
Unrecognized transition asset. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (142,000)      (155,000)
Unrecognized net loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      204,000        239,000
                                                                                                    ------------   ------------
  Accrued pension liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  (345,000)   $  (296,000)
                                                                                                    -----------    -----------
                                                                                                    -----------    -----------

  The assumed discount rates were 7.5% and 8.0% at December 31, 1995 and 1994, respectively, and the assumed annual rate of increase in future compensation levels was 4.0%. These rates were used in determining the projected benefit obligations, the accumulated benefit obligations and the vested benefit obligations.

  Pension costs were determined under the rules prescribed by SFAS No. 87, including the use of the projected unit credit actuarial cost method and the following actuarial assumptions for the years 1995, 1994 and 1993:

                                                                  1995   1994   1993
                                                                  -----  -----  ------
Annual discount rate . . . . . . . . . . . . . . . . . . . . . .  8.00%  7.50%  7.50%
Annual rate of increase in future compensation levels. . . . . .  4.00%  4.00%  4.00%
Annual long-term rate of return on plan assets . . . . . . . . .  9.75%  9.50%  9.50%

  The components of pension costs, portions of which were recorded as components of construction costs, for the years 1995, 1994 and 1993 were as follows:

                                                               1995       1994         1993
                                                            ---------   ---------     --------
                                                                  (THOUSANDS OF DOLLARS)
Service cost . . . . . . . . . . . . . . . . . . . . . . .  $  87,000   $   97,000   $  96,000
Interest cost on projected benefit obligation. . . . . . .    225,000      213,000     204,000
Actual loss (return) on plan assets. . . . . . . . . . . .   (681,000)      37,000    (310,000)
Early retirement program cost. . . . . . . . . . . . . . .         --       34,000          --
Net amortization and deferral. . . . . . . . . . . . . . .    418,000     (302,000)     61,000
                                                            ---------   ----------    --------
                                                            $  49,000   $   79,000    $ 51,000
                                                            ---------   ----------    --------
                                                            ---------   ----------    --------

  In addition, an employee savings and investment plan is available to certain eligible employees of ComEd, Cotter, Unicom Thermal and the Indiana Company. During the fourth quarter of 1995, the employee savings and investment plan was amended for employees of ComEd, Cotter, Unicom Thermal and the management employees of the Indiana Company. Each participating employee affected by the amendments may contribute up to 20% of such employee's base pay and the participating companies match such contribution equal to 100% of up to the first 2% of contributed base salary, 70% of the second 3% of contributed base salary and 25% of the last 1% of contributed base salary. During 1995, 1994 and 1993, the participating companies contributed $24,661,000, $22,756,000 and $21,948,000, respectively.

              UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(14) POSTRETIREMENT HEALTH CARE BENEFITS

     ComEd and the Indiana Company provide certain postretirement health care benefits for retirees and their dependents and for the surviving dependents of eligible employees and retirees. The employees become eligible for postretirement health care benefits when they reach age 55 with 10 years of service. The liability for postretirement health care benefits is funded through trust funds based upon actuarially determined contributions that take into account the amount deductible for income tax purposes. The postretirement health care plan for ComEd and the Indiana Company was amended, effective April 1, 1995. Prior to that date, the postretirement health care plan was fully funded by the companies. With respect to employees who retire on or after April 1, 1995, the plan is contributory, funded jointly by the companies and the participating employees. Actuarial valuations were determined as of January 1, 1995 and 1994.

     Postretirement health care costs in 1995 included $25 million related to a voluntary separation offer for union employees who accepted and left ComEd's employ by year-end 1995 combined with separation plans offered to selected groups of non-union employees.

     The funded status of the plan at December 31, 1995 and 1994 was as follows:


                                                                           DECEMBER 31
                                                                    -----------------------
                                                                       1995         1994
                                                                    ----------   ----------
                                                                     (THOUSANDS OF DOLLARS)
Actuarial present value of accumulated postretirement health care obligation:

   Retirees. . . . . . . . . . . . . . . . . . . . . .              $(457,000)  $  (467,000)
   Active fully eligible participants. . . . . . . . .                (25,000)      (34,000)
   Other participants. . . . . . . . . . . . . . . . .               (418,000)     (581,000)
                                                                    ----------   ----------
   Accumulated benefit obligation. . . . . . . . . . .              $(900,000)  $(1,082,000)
Fair value of plan assets, invested primarily in S&P 500
 common stocks and U.S. Government, government agency,
 municipal and listed corporate obligations . . . . . .               603,000       503,000
                                                                    ----------   ----------
Plan assets less than accumulated postretirement health
 care obligation. . . . . . . . . . . . . . . . . . . .             $(297,000)  $  (579,000)
Unrecognized transition obligation  . . . . . . . . . .               374,000       531,000
Unrecognized net gain . . . . . . . . . . . . . . . . .              (285,000)      (70,000)
                                                                    ----------   ----------
Accrued liability for postretirement health care. . . .             $(208,000)  $  (118,000)
                                                                    ----------   ----------
                                                                    ----------   ----------

     Different health care cost trends are used for pre-Medicare and post-Medicare expenses. Pre-Medicare trend rates were 14% for 1994 and 13.5% for the first three months of 1995, grading down in 0.5% annual increments to 5%. Post-Medicare trend rates were 11.5% for 1994 and 11% for the first three months of 1995, grading down in 0.5% annual increments to 5%. For the last nine months of 1995, pre-Medicare trend rates were 10%, grading down in 0.5% annual increments to 5%. Post-Medicare trend rates were 8% for the last nine months of 1995, grading down in 0.5% annual increments to 5%. The effect of a 1% increase in the assumed health care cost trend rates for each future year would increase the accumulated postretirement health care obligation at January 1, 1995 by approximately $161 million and increase the aggregate of the service and interest cost components of plan costs by approximately $20 million for the year 1995. The assumed discount rates were 7.5% and 8.0% at December 31, 1995 and 1994, respectively. The annual long-term rate of return on plan assets was 9.32% and 9.04% for the years 1995 and 1994, respectively, after including income tax effects.

              UNICOM CORPORATION AND SUBSIDIARY COMPANIES

     The components of postretirement health care costs, portions of which were recorded as components of construction costs, for the years 1995, 1994 and 1993 were as follows:


                                                         1995       1994       1993
                                                       --------   --------   --------
                                                           (THOUSANDS OF DOLLARS)
Service cost . . . . . . . . . . . . . . . . . . .    $ 31,000    $  47,000  $  45,000
Interest cost on accumulated benefit obligation. .      69,000       81,000     74,000
Actual loss (return) on plan assets. . . . . . . .    (137,000)       9,000    (41,000)
Amortization of transition obligation. . . . . . .      23,000       29,000     29,000
Severance plan cost. . . . . . . . . . . . . . . .      25,000        --         --
Other. . . . . . . . . . . . . . . . . . . . . . .      83,000      (49,000)     9,000
                                                      --------    ---------  ---------
                                                      $ 94,000    $ 117,000  $ 116,000
                                                      --------    ---------  ---------
                                                      --------    ---------  ---------

(15) SEPARATION PLAN COSTS

     Operation and maintenance expenses included $97 million for the year 1995 related to a voluntary separation offer for union employees who accepted and left ComEd's employ by year-end 1995 combined with separation plans offered to selected groups of non-union employees. These employee separation plans reduced net income by $59 million or $0.27 per common share for the year 1995.

(16) INCOME TAXES

     The components of the net deferred income tax liability at December 31, 1995 and 1994 were as follows:

                                                                    DECEMBER 31
                                                              -----------------------
                                                                 1995         1994
                                                              ----------   ----------
                                                               (THOUSANDS OF DOLLARS)
Deferred income tax liabilities:
 Accelerated cost recovery and liberalized  depreciation,
  net of removal costs . . . . . . . . . . . . . . . . . . .  $3,379,987   $3,266,930
 Overheads capitalized.  . . . . . . . . . . . . . . . . . .     252,910      266,159
 Repair allowance. . . . . . . . . . . . . . . . . . . . . .     219,585      210,655
 Regulatory assets recoverable through future rates  . . . .   1,689,832    1,791,395
Deferred income tax assets:
 Postretirement benefits . . . . . . . . . . . . . . . . . .    (235,360)    (177,991)
 Unbilled revenues . . . . . . . . . . . . . . . . . . . . .    (116,274)     (90,396)
 Loss carryforward . . . . . . . . . . . . . . . . . . . . .        --        (10,090)
 Alternative minimum tax . . . . . . . . . . . . . . . . . .    (145,019)    (283,331)
 Unamortized investment tax credits to be settled through
  future rates . . . . . . . . . . . . . . . . . . . . . . .    (452,210)    (471,058)
 Other regulatory liabilities to be settled through future
   rates . . . . . . . . . . . . . . . . . . . . . . . . . .    (148,792)    (179,755)
 Other net . . . . . . . . . . . . . . . . . . . . . . . . .     (46,607)     (59,528)
                                                              ----------   ----------
Net deferred income tax liability. . . . . . . . . . . . . .  $4,398,052  $ 4,262,990
                                                              ----------   ----------
                                                              ----------   ----------

     The $135 million increase in the net deferred income tax liability from December 31, 1994 to December 31, 1995 is comprised of $187 million of deferred income tax expense and a $52 million decrease in regulatory assets net of regulatory liabilities pertaining to income taxes for the year. The amount of regulatory assets included in deferred income tax liabilities primarily relates to the equity component of AFUDC which is recorded on an after-tax basis, the borrowed funds component of AFUDC which was previously recorded net of tax and other temporary differences for which the related tax effects were not previously recorded. The amount of other regulatory liabilities included in deferred income tax assets primarily relates to deferred income taxes provided at rates in excess of the current statutory rate.

              UNICOM CORPORATION AND SUBSIDIARY COMPANIES

     The components of net income tax expense charged to continuing operations for the years 1995, 1994 and 1993 were as follows:

                                                        1995       1994       1993
                                                     --------    --------    --------
                                                          (THOUSANDS OF DOLLARS)
Operating income:
 Current income taxes . . . . . . . . . . . . . .    $339,920    $158,342    $(27,553)
 Deferred income taxes. . . . . . . . . . . . . .     186,647     168,402     122,804
 Investment tax credits deferred net. . . . . . .     (28,710)    (28,757)    (29,424)
Other (income) and deductions . . . . . . . . . .      (7,685)    (22,498)    (31,076)
                                                     --------    --------    --------
Net income taxes charged to continuing operations    $490,172    $275,489    $ 34,751
                                                     --------    --------    --------
                                                     --------    --------    --------

     Provisions for current and deferred federal and state income taxes and amortization of investment tax credits resulted in the following effective income tax rates for the years 1995, 1994 and 1993:

                                                        1995       1994       1993
                                                   ----------    --------    --------
                                                          (THOUSANDS OF DOLLARS)
Net income before extraordinary item and cumulative
effect of change in accounting for income taxes. . $  659,533    $354,934    $ 36,650
Net income taxes charged to continuing operations.    490,172     275,489      34,751
Provision for dividends on ComEd preferred and
preference stocks  . . . . . . . . . . . . . . . .     69,961      64,927      66,052
                                                   ----------    --------    --------
Pre-tax income before provision for dividends. . . $1,219,666    $695,350    $137,453
                                                   ----------    --------    --------
                                                   ----------    --------    --------
Effective income tax rate. . . . . . . . . . . . .       40.2%       39.6%       25.3%
                                                   ----------    --------    --------
                                                   ----------    --------    --------

     The principal differences between net income taxes charged to continuing operations and the amounts computed at the federal statutory rate of 35% for the years 1995, 1994 and 1993 were as follows:

                                                        1995       1994       1993
                                                     --------    --------    --------
                                                          (THOUSANDS OF DOLLARS)
Federal income taxes computed at statutory rate. .   $426,883    $243,373    $ 48,109
Equity component of AFUDC which was excluded
 from taxable income . . . . . . . . . . . . . . .     (4,595)     (7,920)     (7,216)
Amortization of investment tax credits . . . . . .    (28,710)    (28,810)    (29,421)
State income taxes, net of federal income taxes. .     65,972      40,140      13,138
Differences between book and tax accounting,
primarily property-related deductions  . . . . . .     27,534      26,505       2,063
Other net. . . . . . . . . . . . . . . . . . . . .      3,088       2,201       8,078
                                                     --------    --------    --------
Net income taxes charged to continuing operations.   $490,172    $275,489    $ 34,751
                                                     --------    --------    --------
                                                     --------    --------    --------

     Current federal income tax liabilities which were recorded prior to 1995 included excess amounts of AMT over the regular federal income tax, which amounts were also recorded as decreases to deferred federal income taxes. The excess amounts of AMT were carried forward and a portion was applied as a credit against the 1995 regular federal income tax liability. The excess amounts of AMT can be carried forward indefinitely as a credit against future years' regular federal income tax liabilities.

          UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(17) TAXES, EXCEPT INCOME TAXES

  Provisions for taxes, except income taxes, for the years 1995, 1994 and 1993 were as follows:

                                                        1995       1994       1993
                                                     --------    --------    --------
                                                          (THOUSANDS OF DOLLARS)
Illinois public utility revenue. . . . . . . .       $229,546    $211,263    $199,498
Illinois invested capital. . . . . . . . . . .        106,830     109,373     111,126
Municipal utility gross receipts . . . . . . .        167,758     145,011     107,232
Real estate. . . . . . . . . . . . . . . . . .        176,454     180,221     162,560
Municipal compensation . . . . . . . . . . . .         78,602      72,647      56,878
Other net. . . . . . . . . . . . . . . . . . .         74,166      69,281      64,619
                                                     --------    --------    --------
                                                     $833,356    $787,796    $701,913
                                                     --------    --------    --------
                                                     --------    --------    --------

(18) LEASE OBLIGATIONS OF SUBSIDIARY COMPANIES

     Under its nuclear fuel lease arrangement, ComEd may sell and lease back nuclear fuel from a lessor who may borrow an aggregate of $700 million, consisting of $300 million of commercial paper or bank borrowings and $400 million of intermediate term notes, to finance the transactions. With respect to the commercial paper/bank borrowing portion, $20 million will expire on November 23, 1996, $10 million will expire on November 23, 1997 and $270 million will expire on November 23, 1998. ComEd has asked for an extension of the expiration dates. At December 31, 1995, ComEd's obligation to the lessor for leased nuclear fuel amounted to approximately $577 million. ComEd has agreed to make lease payments which cover the amortization of the nuclear fuel used in ComEd's reactors plus the lessor's related financing costs. ComEd has an obligation for spent nuclear fuel disposal costs of leased nuclear fuel.

     Future minimum rental payments, net of executory costs, at December 31, 1995 for capital leases are estimated to aggregate $659 million, including $231 million in 1996, $171 million in 1997, $112 million in 1998, $68 million in 1999, $37 million in 2000 and $40 million in 2001-2043. The estimated interest component of such rental payments aggregates $84 million. The estimated portions of obligations due within one year under capital leases are included in current liabilities and approximated $168 million and $147 million at December 31, 1995 and 1994, respectively.

     Future minimum rental payments at December 31, 1995 for operating leases are estimated to aggregate $157 million, including $9 million in 1996, $10 million in 1997, $10 million in 1998, $10 million in 1999, $9 million in 2000 and $109 million in 2001-2024.

(19) INVESTMENTS IN URANIUM-RELATED PROPERTIES

    In May 1994, ComEd recorded a reduction in the carrying value of its investments in uranium-related properties after completing a review of various alternatives and reassessing the long-term recoverability of those investments. The effects of the reduction reduced 1994 net income by $34 million or $0.16 per common share.

           UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(20) JOINT PLANT OWNERSHIP

     ComEd has a 75% undivided ownership interest in the Quad-Cities nuclear generating station. Further, ComEd is responsible for 75% of all costs which are charged to appropriate investment, operation or maintenance accounts and provides its own financing. At December 31, 1995, for its share of ownership in the station, ComEd had an investment of $558 million in production and transmission plant in service (before reduction of $185 million for the related accumulated provision for depreciation) and $75 million in construction work in progress.

(21) COMMITMENTS AND CONTINGENT LIABILITIES

     Purchase commitments, principally related to construction and nuclear fuel, approximated $1,158 million at December 31, 1995, comprised of approximately $1,137 million for ComEd and the Indiana Company and approximately $21 million for Unicom Thermal. In addition, ComEd has substantial commitments for the purchase of coal. ComEd's coal costs are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal provide for the purchase of certain coal at prices substantially above currently prevailing market prices. See ''Management's Discussion and Analysis of Financial Condition and Results of Operations,'' subcaption ''Liquidity and Capital Resources,'' for additional information regarding ComEd's purchase commitments.

     ComEd is a member of NML, established to provide insurance coverage against property damage to members' nuclear generating facilities. The members are subject to a retrospective premium adjustment in the event losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NML to the extent that ComEd would not be liable for a retrospective premium adjustment in the event of a single incident. However, ComEd could be subject to a maximum assessment of approximately $57 million in any policy year, in the event losses exceed accumulated reserve funds.

     ComEd also is a member of NEIL, which provides insurance coverage against the cost of replacement power obtained during certain prolonged accidental outages of nuclear generating units and coverage for property losses in excess of $500 million occurring at nuclear stations. All companies insured with NEIL are subject to retrospective premium adjustments if losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NEIL to the extent that ComEd would not be liable for a retrospective premium adjustment in the event of a single incident under the replacement power coverage and the property damage coverage. However, ComEd could be subject to maximum assessments, in any policy year, of approximately $27 million and $108 million in the event losses exceed accumulated reserve funds under the replacement power and property damage coverages, respectively.

     Under certain circumstances, member companies are eligible to continue to receive distributions from accumulated reserve funds, if declared by NML or NEIL, after insurance coverage has terminated on a nuclear generating station. ComEd expects that any such post-coverage distributions would begin about the time a station is decommissioned and continue for an undetermined period. ComEd's twelve operating nuclear units have estimated remaining service lives ranging from 10 to 32 years. Considering the circumstances related to the declaration of such distributions and the extended period over which such distributions may be declared, ComEd does not expect that any such distributions would have a material impact on its financial position or results of operations.

     The NRC's indemnity for public liability coverage under the Price-Anderson Act is supported by a mandatory industry-wide program under which owners of nuclear generating facilities could be assessed in the event of nuclear incidents. Based on the number of nuclear reactors with operating licenses, ComEd

          UNICOM CORPORATION AND SUBSIDIARY COMPANIES would currently be subject to a maximum assessment of $991 million in the event of an incident, limited to a maximum of $125 million in any calendar year.

     In addition, ComEd participates in the American Nuclear Insurers and Mutual Atomic Energy Liability Underwriters Master Worker Program which provides coverage for worker tort claims filed for bodily injury caused by the nuclear energy hazard. The coverage applies to workers whose ''nuclear related employment'' began after January 1, 1988. ComEd would currently be subject to a maximum assessment of approximately $36 million in the event losses exceed accumulated reserve funds.

     Shareholder derivative lawsuits were filed in 1992 and 1993 in the Circuit Court against current and former directors of ComEd alleging that they breached their fiduciary duty and duty of care to ComEd in connection with the management of the activities associated with the construction of ComEd's four most recently completed nuclear generating units. The lawsuits sought restitution to ComEd by the defendants for unquantified and undefined losses and costs alleged to have been incurred by ComEd. Both lawsuits were dismissed by the Circuit Court and that dismissal was affirmed by the Illinois Appellate Court. One of the plaintiffs has filed a petition for leave to appeal in the Illinois Supreme Court.

     During 1989 and 1991, actions were brought in federal and state courts in Colorado against ComEd and Cotter seeking unspecified damages and injunctive relief based on allegations that Cotter has permitted radioactive and other hazardous material to be released from its mill into areas owned or occupied by the plaintiffs resulting in property damage and potential adverse health effects. In February 1994, a federal jury returned nominal dollar verdicts on eight bellwether plaintiffs' claims in these cases. Plaintiffs have appealed those judgments. Although the remaining cases will necessarily involve the resolution of numerous contested issues of fact and law, Unicom's determination is that these actions will not have a material impact on its financial position or results of operations.

     ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses and changes in operating procedures. ComEd and its subsidiaries are or are likely to become parties to proceedings initiated by the U.S. EPA, state agencies and/or other responsible parties under CERCLA with respect to a number of sites, including MGP sites, or may voluntarily undertake to investigate and remediate sites for which they may be liable under CERCLA.

     ComEd generally did not operate MGPs as a corporate entity but did, however, acquire MGP sites as part of the absorption of smaller utilities and as vacant real estate on which ComEd facilities have been constructed. To date, ComEd has identified 44 former MGP sites for which it may be liable for remediation. ComEd presently estimates that its costs of former MGP site investigation and remediation will aggregate from $25 million to $150 million in current-year (1996) dollars. It is expected that the costs associated with investigation and remediation of former MGP sites will be incurred over a period of approximately 20 to 30 years. Because ComEd is not able to determine the most probable liability for such MGP costs, in accordance with accounting standards, a reserve of approximately $25 million was recorded as of December 31, 1995 and 1994, which reflects the low end of the range of ComEd's estimate of the liability associated with former MGP sites. In addition, as of December 31, 1995 and 1994, a reserve of $8 million was recorded representing ComEd's estimate of the liability associated with cleanup costs of remediation sites other than former MGP sites. Unicom presently estimates that ComEd's costs of investigating and remediating the former MGP and other remediation sites pursuant to CERCLA and state environmental laws will not have a material impact on Unicom's financial position or results of operations. These cost estimates are based on currently available information regarding the responsible

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                   NOTES TO FINANCIAL STATEMENTS--CONCLUDED


parties likely to share in the costs of responding to site contamination, the extent of contamination at sites for which the investigation has not yet been completed and the cleanup levels to which sites are expected to have to be remediated.

(22) QUARTERLY FINANCIAL INFORMATION

                                                                      AVERAGE       EARNINGS
                                                                     NUMBER OF       (LOSS)
                                                           NET        COMMON          PER
                                 OPERATING    OPERATING   INCOME      SHARES         COMMON
THREE MONTHS ENDED                REVENUES      INCOME    (LOSS)    OUTSTANDING      SHARE
- ------------------               ----------   --------   --------   -----------     --------
                                         (THOUSANDS EXCEPT PER SHARE DATA)
March 31, 1994 . . . . . . . .   $1,524,750   $213,014   $ 36,020     213,780        $ 0.17
June 30, 1994. . . . . . . . .   $1,432,166   $184,918   $(23,339)    213,923        $(0.11)
September 30, 1994 . . . . . .   $1,855,276   $438,994   $263,661     214,138        $ 1.23
December 31, 1994. . . . . . .   $1,465,329   $246,322   $ 78,592     214,283        $ 0.37

March 31, 1995 . . . . . . . .   $1,578,136   $260,526   $ 88,601     214,429        $ 0.41
June 30, 1995. . . . . . . . .   $1,559,521   $276,673   $108,866     214,677        $ 0.51
September 30, 1995 . . . . . .   $2,190,862   $582,006   $407,433     214,769        $ 1.90
December 31, 1995. . . . . . .   $1,581,526   $219,394   $ 34,611     214,889        $ 0.16

                               SUBSEQUENT EVENTS

    NUCLEAR PROGRAM. On March 14, 1996, the Board of Directors of Commonwealth Edison Company ("ComEd") authorized a program of additional expenditures for its nuclear operations. Among other things, the Board authorized an acceleration of the planned replacement of steam generators at ComEd's Byron 1 and Braidwood 1 nuclear units. The planned schedule acceleration is not currently expected to change the estimated $470 million total cost of the steam generator replacements, although it will shift certain expenditures scheduled for beyond 1998 into earlier years.

    The   program  consists  of  various   operating,  maintenance  and  capital
expenditure items, and overall includes an $89 million increase in ComEd's three-year construction budget. Nuclear operating and maintenance expenses are anticipated to be approximately $70 million higher than budgeted, or $50 million higher in 1996 than in 1995. The program further contemplates that ComEd's nuclear operation and maintenance expenditures will be at a similarly increased level for 1997.

    The Board determined that it would be prudent to accelerate certain capital projects previously scheduled for later years and to implement an intensive program to make various maintenance and operating improvements in a shorter period of time than was originally planned. Though safety was not and is not an issue, management reported that an accelerated expenditure program was desirable. While a portion of the capital budget increase represents work that was previously unbudgeted, a majority is work that was originally scheduled to be performed in later years. The Board's decisions were based upon a consideration of ComEd's improved financial position and resources as a result of its increased sales and profits during 1995 due to the unusually warm weather experienced in Northern Illinois during the summer of 1995, the effects of its most recently granted rate increase (which became effective in January 1995) and cost control initiatives undertaken by management. The Board believes that the increased expenditures which it has authorized can be undertaken without materially affecting ComEd's objective of reducing its long-term debt.

    The foregoing paragraphs include forward-looking statements with respect to the future levels of capital and operation and maintenance expenditure which are necessarily based upon assumptions regarding estimated costs and availability of materials and services as well as contingencies. Unforeseen events or conditions may require changes in the scope of work with consequent changes in the timing and level of the projected expenditures. In addition, changes in laws and regulations, or their interpretation and enforcement, can affect the scope of certain projects, the manner in which they are undertaken and the costs associated therewith. While ComEd gives consideration to such factors in developing its budgets, such consideration cannot predict the course of future events or anticipate the interaction of multiple factors beyond management's control upon project timing and cost. Consequently, actual results could differ materially from those described. For additional information regarding ComEd's results of operations, its operation and maintenance expenses, its cost reduction efforts and its capital expenditure program, see "Management's
Discussion and Analysis of Financial Condition and Results of Operations" in this Appendix B.

    LABOR AGREEMENT. On February 20, 1996, ComEd announced that it had reached agreement with Local 15 of the International Brotherhood of Electrical Workers ("IBEW") with respect to the terms of a new collective bargaining agreement. The IBEW is ComEd's principal union and represents approximately half of ComEd's employees. Subject to ratification by the union membership, the new agreement provides, among other things, for a term expiring on September 30, 1997, a retroactive wage increase to April 1, 1995 (substantially all of which had been accrued on the Company's books as of December 31, 1995), a further wage increase of approximately 2.7% effective on April 1, 1996 and an incentive pay arrangement dependent upon the achievement of certain corporate and individual goals. The agreement reflects the previously implemented voluntary separation
offer   that    was    made    for   employees    who    accepted    and    left

ComEd's  employ  by  year-end  1995. For  additional  information  regarding the effects of the previously implemented voluntary separation offer, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources," in this Appendix B.

    OTHER INFORMATION. See Unicom Corporation's and ComEd's Annual Reports on Form 10-K for the year ended December 31, 1995, for additional information regarding events affecting their businesses since the preparation of the financial statements contained in this Appendix.

     [UNICOM LOGO]       UNICOM CORPORATION
                         One First National Plaza                          PROXY
                         P.O. Box A-3005
P                        Chicago, Illinois 60690-3005
R    ---------------------------------------------------------------------------
O        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
X                     UNICOM CORPORATION ("UNICOM") FOR THE
Y                ANNUAL MEETING OF SHAREHOLDERS ON MAY 22, 1996.

          The undersigned appoints James J. O'Connor, Leo F. Mullin, Samuel K. Skinner and David A. Scholz, or any of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Unicom stock held in the undersigned's name and shares held by agents for the benefit of the undersigned in the Plans hereafter described, subject to the voting direction of the undersigned, at the Annual Meeting of Shareholders to be held on May 22, 1996, or any adjournment thereof and, in the Proxies' discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

          ALL SHARES TO BE VOTED PURSUANT TO THIS PROXY INCLUDE SHARES, IF ANY, HELD IN THE NAME OF AGENTS, FOR THE BENEFIT OF THE UNDERSIGNED, IN THE COMPANY'S DIVIDEND REINVESTMENT AND EMPLOYEE STOCK PURCHASE PLANS.

     Change of address:

     -----------------------------------------------------------  --------------
                                                                    PLEASE SEE
     -----------------------------------------------------------   REVERSE SIDE
                                                                  --------------
- --------------------------------------------------------------------------------

  /X/ PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES AND FOR ITEMS B AND C.

- --------------------------------------------------------------------------------

                    FOR    WITHHELD                Director Nominees:
  A. Election of                        Jean Allard            George E. Johnson
     Directors      / /      / /        Edward A. Brennan      Edward A. Mason
                                        James W. Compton       Leo F. Mullin
                                        Sue L. Gin             James J. O'Connor
                                        Donald P. Jacobs       Frank A. Olson
                                        Edgar D. Jannotta      Samuel K. Skinner

For, except vote withheld from the following nominee(s):

- --------------------------------------------------------
- --------------------------------------------------------------------------------

                       FOR      AGAINST    ABSTAIN
  B. Directors'        / /        / /        / /
     Fee Plan

  C. Appointment
     of Auditors       / /        / /        / /

- --------------------------------------------------------------------------------
                                       ----------------------------------------
                                                 SPECIAL ACTION
                                       ----------------------------------------
                                         Discontinue Annual Report
                                         Mailing for This Account Only.     / /

                                         Change of Address Noted
                                         on Other Side.                     / /
                                       ----------------------------------------

SIGNATURE(S)                                                     DATE
            -----------------------------------------------------    ---------
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- --------------------------------------------------------------------------------
                            /\FOLD AND DETACH HERE/\

[UNICOM LOGO]

To Our Shareholders:

     The annual meeting of shareholders of Unicom Corporation will be held Wednesday, May 22, 1996 in the Grand Ballroom of the Chicago Hilton and Towers, 720 South Michigan Avenue, Chicago, Illinois. Unicom is the corporate parent of Commonwealth Edison Company (ComEd) and other, unregulated, subsidiary companies. You are invited to attend Unicom's 1996 annual meeting and learn more about the progress being made toward positioning our core business, ComEd, and our unregulated business activities to succeed in a more competitive energy marketplace.

     The enclosed Unicom Proxy Statement describes the three items of business to be conducted: the election of Directors, approval of a Directors' Fee Plan and appointment of auditors. The new Fee Plan would allow non-employee Directors to receive part or all of their compensation in shares of Unicom common stock.

     As always, your vote is very important. Therefore, I urge you to sign your proxy and return it as early as possible. This action will expedite the tabulation process and minimize costs associated with follow-up contacts.

     Even if you now expect to attend the Unicom annual meeting, please sign, date and return the accompanying proxy in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted by delivering written notice of such revocation to David A. Scholz, Secretary, Unicom; by executing a subsequent proxy; or by attending the annual meeting and voting in person.

                                                  Sincerely,

                                                  /s/ James J. O'Connor

                                                  James J. O'Connor
                                                  Chairman and Chief
                                                  Executive Officer